Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and between

BLUEFOCUS INTERNATIONAL LIMITED

and

COGINT, INC.

Dated as of September 6, 2017

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1	Certain Definitions	2
1.2	Additional Definitions	22
1.3	Certain Interpretations	24

ARTICLE II
THE SPIN-OFF AND THE TRANSACTIONS

2.1	The Spin-Off and The Transactions	26
2.2	The Closing	27
2.3	Certificate of Incorporation and Bylaws	28
2.4	Directors and Officers	28
2.5	Equity Awards	28
2.6	Company Warrants	28
2.7	Required Withholding	29

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Organization; Good Standing	29
3.2	Corporate Power; Enforceability	29
3.3	Company Board Approval; Fairness Opinion; Anti-Takeover Laws	30
3.4	Requisite Stockholder Approvals	31
3.5	Non-Contravention	31
3.6	Requisite Approvals	31
3.7	Company Capitalization	32
3.8	Subsidiaries	33
3.9	Company SEC Reports	34
3.10	Company Financial Statements; Internal Controls; NASDAQ Listing	34
3.11	No Undisclosed Liabilities	35
3.12	Absence of Certain Changes	36
3.13	Material Company Contracts	36
3.14	Property; Assets	36
3.15	Environmental Matters	37
3.16	Intellectual Property	38
3.17	Tax Matters	40
3.18	Employee Plans	41
3.19	Labor Matters	43
3.20	Permits	43
3.21	Compliance with Laws	43
3.22	Legal Proceedings; Orders	44
3.23	Insurance	44

3.24	Related Person Transactions	44
3.25	Brokers	45
3.26	Anti-Bribery and Anti-Corruption	45
3.27	Information Technology	45
3.28	Personal Data; Customer Data	46
3.29	No Vote Required to Effect Spin-Off	46
3.30	Customers and Suppliers	47
3.31	No Other Representations or Warranties	47
3.32	Independent Investigation	47

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT

4.1	Organization; Good Standing	48
4.2	Power; Enforceability	49
4.3	Non-Contravention	49
4.4	Requisite Approvals	49
4.5	Legal Proceedings; Orders	50
4.6	Ownership of Company Capital Stock	50
4.7	Brokers	50
4.8	Ownership of Holdings	50
4.9	No Vote or Approval Required	50
4.10	Sufficiency of Financing	50
4.11	Stockholder and Management Arrangements	51
4.12	Solvency	51
4.13	No Other Negotiations	51
4.14	No Other Representations and Warranties	52
4.15	Independent Investigation	52
4.16	Purchase Entirely for Own Account	52
4.17	Investment Experience and Accredited Investor Status	52
4.18	Restricted Securities	52
4.19	Legend	53
4.20	Holdings Capitalization	53
4.21	Subsidiaries	54
4.22	Financial Statements; No Undisclosed Liabilities	55
4.23	Absence of Certain Changes	55
4.24	Material Holdings Contracts	55
4.25	Property; Assets	56
4.26	Environmental Matters	57
4.27	Intellectual Property	57
4.28	Tax Matters	59
4.29	Employee Plans	60
4.30	Labor Matters	62
4.31	Permits	63
4.32	Compliance with Laws	63
4.33	Insurance	63
4.34	Related Person Transactions	63

4.35	Anti-Bribery and Anti-Corruption	64
4.36	Information Technology	64
4.37	Personal Data; Customer Data	65
4.38	Customers and Suppliers	65

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

5.1	Affirmative Obligations of the Company	66
5.2	Forbearance Covenants of the Company	66
5.3	Affirmative Obligations of the Parent	69
5.4	Forbearance Covenants of the Parent	70
5.5	No Solicitation	72

ARTICLE VI
ADDITIONAL COVENANTS

6.1	Required Action and Forbearance; Efforts	77
6.2	Antitrust Filings	78
6.3	Stockholder Consent; Information Statement; Proxy Statement	79
6.4	Company Stockholder Meeting	81
6.5	Financing	82
6.6	Financing Cooperation	83
6.7	Anti-Takeover Laws	85
6.8	Access	85
6.9	Directors’ and Officers’ Exculpation, Indemnification and Insurance	86
6.10	Employee Matters	89
6.11	Notification of Certain Matters	90
6.12	Public Statements and Disclosure	90
6.13	Transaction Litigation	90
6.14	Stock Exchange Listing	91
6.15	Credit Agreement; Promissory Notes	91
6.16	No Control of the Other Party’s Business	92
6.17	Acquisitions	92
6.18	Spin-Off Agreements	92
6.19	Corporate Name	93
6.20	CFIUS Approval	93
6.21	Formation of Holdings	93
6.22	Stockholders’ Agreement	94
6.23	Spreadsheet	94
6.24	Litigation Settlement	94
6.25	Holdings Net Working Capital	94
6.26	Other Actions	95

ARTICLE VII
CONDITIONS TO THE TRANSACTIONS

7.1	Conditions to Each Party’s Obligations to Effect the Transactions	95
7.2	Conditions to the Obligations of the Parent	96
7.3	Conditions to the Company’s Obligations	97

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1	Termination	99
8.2	Manner and Notice of Termination; Effect of Termination	101
8.3	Fees and Expenses	101

ARTICLE IX
GENERAL PROVISIONS

9.1	Survival of Representations, Warranties and Covenants	105
9.2	Notices	105
9.3	Assignment	106
9.4	Confidentiality	106
9.5	Entire Agreement	106
9.6	Third Party Beneficiaries	107
9.7	Severability	107
9.8	Remedies	107
9.9	Governing Law	108
9.10	Consent to Jurisdiction; Venue	108
9.11	Waiver of Jury Trial	109
9.12	Company Disclosure Letter References	109
9.13	Parent Disclosure Letter References	110
9.14	Counterparts	110
9.15	No Limitation	110
9.16	Amendment	110
9.17	Extension; Waiver	111

SCHEDULES

Schedule I	-	Knowledge of the Company
Schedule II	-	Knowledge of the Parent

EXHIBITS

Exhibit A-1	-	Form of Amended and Restated Charter
Exhibit A-2	-	Form of Amended and Restated Bylaws
Exhibit B	-	Form of Stockholder Consent
Exhibit C	-	Separation and Distribution Agreement
Exhibit D	-	Tax Matters Agreement
Exhibit E	-	Employee Matters Agreement
Exhibit F	-	Form of SpinCo Note
Exhibit G	-	Illustrative Example of Spreadsheet Calculations

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 6, 2017, by and between BlueFocus International Limited, a private company limited by shares registered in Hong Kong (the “Parent”), and Cogint, Inc., a Delaware corporation (the “Company”). Each of the Parent and the Company are sometimes referred to as a “Party.” All capitalized terms that are used but not otherwise defined in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. Upon the terms and subject to the conditions set forth herein, the Company desires to issue and sell to the Parent, and the Parent desires to subscribe for and purchase from the Company, certain shares of Company Common Stock (as defined herein), for and in consideration of the Parent’s contribution to the Company of (i) all of the issued and outstanding membership interests, shares of capital stock and/or other equity interests of Vision 7 International Inc., a Canadian company (“V7”), We Are Very Social Limited, a limited company domiciled and incorporated in England and Wales (“WAS”), Indigo Social, LLC, a Delaware limited liability company (“Indigo”), and any Potential Acquisition Target or other entity acquired pursuant to a Permitted Acquisition consummated prior to the Closing, if any (each, an “Acquisition Entity”), and V7’s, WAS’s, Indigo’s and any Acquisition Entity’s respective Subsidiaries, which may be contributed directly or indirectly through one or more newly formed holding companies directly or indirectly wholly-owned by the Parent (individually or collectively, “Holdings”) that may acquire V7, WAS, Indigo, any Acquisition Entity and/or their respective Subsidiaries prior to the Closing in accordance with Section 6.21, and (ii) $100,000,000 in cash (the “Cash Consideration”), of which the Cash Dividend will be allocated among Company Common Stock and certain other securities convertible into or exchangeable or exercisable for Company Common Stock, all as set forth herein, as a special dividend or payment, in each case, contingent upon the occurrence of the Closing (as defined herein) (the foregoing subscription and contribution transactions, together with the Cash Dividend and the Reverse Stock Split (as defined herein), collectively, the “Transactions”).

B. The Company Board has (i) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated herein, including the Transactions; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders approve (u) the issuance of the Purchased Shares (as defined herein), (v) the change of control resulting from the issuance of the Purchased Shares, (w) an amendment to the Charter (as defined herein), to increase the number of shares of authorized Company Common Stock to 400,000,000 shares to provide a sufficient number of shares of Company Common Stock for the issuance of the Purchased Shares, (x) an amendment to the Charter, to effect the Reverse Stock Split immediately prior to the issuance of the Purchased Shares, (y) such other amendments to the Charter as contemplated by Section 2.3(a) of this Agreement, and (z) an increase of 1,000,000 shares under the 2015 Plan to allow for certain equity award grants prior to the Closing, each pursuant to this Agreement (together, the “Voting Matters”); and (iv) authorized by resolution the taking of the foregoing actions of the holders of Company Common Stock by written consent in lieu of a meeting.

C. The board of directors of the Parent has approved the execution and delivery of this Agreement, the performance by the Parent of its covenants and other obligations hereunder, and the consummation of the Transactions, and the sole shareholder of the Parent has approved the consummation of the Transactions, upon the terms and subject to the conditions set forth herein.

D. It is a condition to the Transactions that the Company distribute to the Company’s stockholders, all of the issued and outstanding shares of common stock of a newly formed corporation (“SpinCo”) which shall be a wholly owned subsidiary of the Company (such distribution referred to as the “Spin-Off”), in accordance with the Spin-Off Agreements (as defined herein).

E. The Parent intends to request that certain stockholders of the Company enter into a written consent and voting agreement with the Parent (the “Voting Agreement”) pursuant to which such stockholders will agree, on the terms and subject to the conditions set forth in the Voting Agreement, to execute and deliver to the Parent a written consent in the form of the Stockholder Consent, pursuant to which such holders shall approve the Voting Matters, in accordance with Section 228 of the DGCL. The Parent further intends to request that the stockholders of the Company delivering the Voting Agreement deliver a stockholders’ agreement, to take effect contingent upon the Closing, pursuant to which the Company, the Parent and such stockholders will agree to the post-Closing composition of the Company Board and certain other matters (the “Stockholders’ Agreement”).

F. The Parent and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions; and (ii) prescribe certain conditions with respect to the consummation of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parent and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “2008 Plan” means the Cogint, Inc. (f/k/a Tiger Media, Inc. f/k/a Search Media Holdings Limited) Amended and Restated 2008 Share Incentive Plan, as amended.

(b) “2015 Plan” means the Cogint, Inc. (f/k/a IDI, Inc.) 2015 Stock Incentive Plan, as amended.

(c) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives non-public information of or with respect to the Company to keep such information confidential and use such information only in connection with the evaluation of a negotiated transaction; provided that the provisions thereof are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” in effect as of the execution and delivery of this Agreement need not contain any “standstill” or other similar provisions.

(d) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Parent or its Affiliates) to engage in, or otherwise that would reasonably be expected to lead to, an Acquisition Transaction.

(e) “Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company, on the one hand, or Holdings or its Subsidiaries, on the other hand, as applicable, after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company, on the one hand, or Holdings or its Subsidiaries, on the other hand, as applicable, after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets (including equity securities of any of the Company’s Subsidiaries) constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, on the one hand, or Holdings or its Subsidiaries, on the other hand, as applicable, in each case taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition), excluding the IDI Business or any IDI Subsidiary;

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, winding up of the Company, on the one hand, or Holdings or its Subsidiaries, on the other hand, as applicable, or other transaction involving the Company, on the one hand, or Holdings or its Subsidiaries, on the other hand, as applicable, pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 20% of the total outstanding voting power of the Company, on the one hand, or Holdings or its Subsidiaries, on the other hand, as applicable, after giving effect to the consummation of such transaction; or

(iv) any combination of the foregoing.

(f) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

(h) “Audited Company Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2016, in the Form 10-K for the period ended December 31, 2016.

(i) “Audited V7 and WAS Balance Sheets” means the audited consolidated balance sheets of V7 and WAS, respectively, as of December 31, 2016.

(j) “Baseline Net Working Capital Percentage” means the combined average of the Net Working Capital Percentages of V7, WAS and Indigo for the three (3) month periods: (a) ending twelve (12) months prior to the calendar month immediately preceding the Closing and (b) the corresponding period ending twenty four (24) months prior to the calendar month immediately preceding the Closing (as applicable).

(k) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York or banks located in Hong Kong are closed.

(l) “Canadian Subsidiaries” means each of the Subsidiaries of Holdings that is either (i) a resident of Canada for purposes of the Tax Act or (ii) a Canadian partnership for purposes of the Tax Act.

(m) “Cash Dividend” means an aggregate amount equal to (i) the Cash Consideration, less (ii) the amount payable by the Company to SpinCo at or immediately after the Closing in satisfaction of all obligations outstanding pursuant to the SpinCo Note, less (iii) the amount of Company Transaction Expenses paid by the Company in accordance with Section 2.1(b)(iii).

(n) “CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

(o) “CFIUS Approval” means (i) CFIUS has issued a written notice that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA, with respect to the transactions contemplated by this Agreement, and has terminated all action under the DPA either because it has determined that this is not a “covered transaction” under the DPA or that it has determined that there are no unresolved national security concerns with respect to this Agreement; or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit or place any limitations on the transactions contemplated by this Agreement; or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

(p) “Closing Holdings Revenues” means the combined consolidated revenues for V7, WAS and Indigo for the three (3) month period ending at the end of the calendar month immediately preceding the Closing, calculated in accordance with IFRS or United Kingdom Generally Accepted Accounting Practice and the requirements of the Companies Act 2006, as applicable, in a manner consistent with past practice.

(q) “Code” means the Internal Revenue Code of 1986, as amended, or any successor or superseding statute thereto.

(r) “Company Board” means the Board of Directors of the Company.

(s) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(t) “Company Common Stock” means the common stock, par value $0.0005 per share, of the Company.

(u) “Company Intellectual Property Rights” means any Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

(v) “Company Material Adverse Effect” means any change, event, occurrence, fact, condition, effect or circumstance (each, an “Effect”), individually or in the aggregate, and taken together with all other Effects, that has had or would reasonably be expected to have a material adverse effect (A) on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding the IDI Business, or (B) the ability of the Company and its Subsidiaries, taken as a whole, to consummate the Transactions, the Spin-Off or any of the other transactions contemplated hereby; provided, however, that, solely for purposes of clause (A), none of the following will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business;

(iv) changes after the date of this Agreement in regulatory or legislative conditions in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism (including cyber-attacks or cyber terrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vii) the compliance by the Company and its Subsidiaries with the terms of this Agreement or the Spin-Off Agreements, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement or the Spin-Off Agreements;

(viii) changes or proposed changes after the date of this Agreement in GAAP or other applicable accounting standards or Law (or the enforcement of any of the foregoing);

(ix) any Effect resulting from the announcement, pendency or consummation of this Agreement, the Transactions or the Spin-Off;

(x) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); and

(xi) any failure, in and of itself, by the Company and its Subsidiaries to meet (1) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

provided that the Effects set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (viii) be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent any such Effect has had a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on the Company and its Subsidiaries, taken as a whole, excluding the IDI Business, relative to other companies in the industries in which the Company and its Subsidiaries, excluding the IDI Business, conduct business.

(w) “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to the Company Stock Plans or otherwise.

(x) “Company Preferred Stock” means the Convertible Series A preferred stock, par value $0.0001 per share, of the Company and the Convertible Series B preferred stock, par value $0.0001 per share, of the Company.

(y) “Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(z) “Company Restricted Stock Unit” means any restricted stock units outstanding under the Company Stock Plans or otherwise.

(aa) “Company Stock Plans” means the 2008 Plan and the 2015 Plan.

(bb) “Company Stockholders” means the holders of shares of Company Capital Stock.

(cc) “Company Transaction Expenses” means any and all legal, accounting, consulting, investment advisory and other fees, costs and expenses of the Company or any of its Subsidiaries relating to the Transactions and the Spin-Off, including, but not limited to, (i) sale bonuses, stay bonuses, change of control payments, severance payments, or other similar payments paid or payable to any Person (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on amounts paid or payable to employees or independent contractors) by the Company or any of its Subsidiaries solely as a result of the consummation of the Transactions or the Spin-Off, but excluding any SpinCo Liabilities, (ii) any prepayment penalty obligations under the Credit Agreement, (iii) to the extent the Company does not purchase a prepaid “tail” policy with respect to the D&O Insurance prior to the Closing pursuant to Section 6.9(c), the Maximum Annual Premium and (iv) the costs set forth on Section 1.1(cc) of the Company Disclosure Letter.

(dd) “Company Warrants” means any outstanding warrants to purchase shares of Company Common Stock.

(ee) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Closing (but following the Spin-Off) and continues to be an employee of the Company or one of its Subsidiaries (including Holdings and its Subsidiaries) immediately following the Closing.

(ff) “Contract” means any contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales or purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case as amended and supplemented from time to time.

(gg) “Credit Agreement” means that certain Credit Agreement, dated December 8, 2015, as amended, by and between Fluent, LLC, a direct wholly owned subsidiary of the Company, as Borrower, the Company, certain subsidiaries of the Company party thereto, the financial institutions party thereto, as lenders, and Whitehorse Finance, Inc., as Administrative Agent.

(hh) “Customer Data” means any data or materials provided by or on behalf of, or otherwise relating to, end users or third party providers in connection with the Company’s and its Subsidiaries’ business and the products, services and technologies offered by the Company and its Subsidiaries.

(ii) “DOJ” means the United States Department of Justice or any successor thereto.

(jj) “DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all rules and regulations thereunder, including as codified at 31 C.F.R. Part 800 et seq.

(kk) “Employee Matters Agreement” means the Employee Matters Agreement, a copy of which is attached hereto as Exhibit E.

(ll) “Environmental Law” means any applicable Law, and any Order with any Governmental Authority that is binding on a Person: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§

9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(mm) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(nn) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(oo) “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(pp) “Financing Sources” means the Persons that have entered or will enter into agreements in connection with any Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and Representatives involved in the Financing and their successors and assigns.

(qq) “FTC” means the United States Federal Trade Commission or any successor thereto.

(rr) “Fully Diluted Basis” means, with respect to any class of Company Securities, all outstanding shares and all shares issuable in respect of outstanding securities convertible into or exchangeable for such shares, all outstanding stock appreciation rights, options, warrants and other rights to purchase or subscribe for, or outstanding contractual obligations to issue, such class of Company Securities or securities convertible into or exchangeable for such class of Company Securities.

(ss) “GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

(tt) “Governmental Authority” means any government, governmental or quasi-governmental authority, or any regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, and any court, tribunal, or judicial body, in each case whether supranational, national, federal, state, municipal, county or provincial, and whether of the United States or any other jurisdiction.

(uu) “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined as “hazardous”, “acutely hazardous”, or “toxic” under Environmental Law, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls.

(vv) “Holdings Capital Stock” means the capital stock and/or other equity interests of Holdings.

(ww) “Holdings Intellectual Property Rights” means any Intellectual Property Rights that are owned by Holdings or any of its Subsidiaries.

(xx) “Holdings Normalized Net Working Capital” means an amount equal to the Baseline Net Working Capital Percentage multiplied by the Closing Holdings Revenues, which amount may be a working capital deficiency.

(yy) “Holdings Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by Holdings or any of its Subsidiaries.

(zz) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(aaa) “IDI Business” has the meaning set forth in the Separation and Distribution Agreement.

(bbb) “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), applied on a consistent basis.

(ccc) “Indebtedness” means any of the following Liabilities or obligations, with respect to any Person and its Subsidiaries: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees); (ii) Liabilities evidenced by bonds, debentures, notes, or other debt securities; (iii) Liabilities evidencing amounts drawn on letters of credit or banker’s acceptances or similar items; (iv) Liabilities related to the deferred purchase price of property or services (including any seller notes or earn out obligations) other than those trade payables incurred in the ordinary course of business; (v) Liabilities arising from overdrafts; (vi) Liabilities pursuant to capitalized leases that should be, in accordance with GAAP or IFRS (as applicable), recorded as capital leases; (vii) Liabilities pursuant to conditional sale or other title retention agreements; (viii) Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (ix) indebtedness of others guaranteed by such Person or any of its Subsidiaries or secured by any Lien, other than a Permitted Lien, on the assets of such Person or any of its Subsidiaries.

(ddd) “Information Technology” means all computer hardware, Software, microprocessors, networks, firmware and other information technology and communications equipment used in the operations of a Person or any of its Subsidiaries.

(eee) “Intellectual Property Rights” means the rights associated with the following: (i) all inventions, and all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) all trademarks, service marks, trade dress rights and similar designation of origin and rights therein, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Marks”); (iv) all trade secrets and confidential information (“Trade Secrets”); (v) all data collections and databases and documentation related thereto; (vi) all rights in domain names, web sites, uniform resource locators, social media addresses and handles, and other locators associated with the Internet (“Domain Names”); (vii) registered designs and design rights (“Designs”); and (viii) any other material intellectual property or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(fff) “Interim Stock Issuance” means the issuance of up to 5,500,000 shares of Company Common Stock for SpinCo’s working capital purposes, provided that such issuance (i) must be completed prior to the Record Date, (ii) may only be made (1)(x) through a private placement exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder or (y) pursuant to the company’s shelf Registration Statement on Form S-3, Registration No. 333-205614, provided, however, that the disclosures included in any private placement memorandum or similar document related to such private placement and the disclosures included in any prospectus supplement, post-effective amendment or similar document related to such shelf Registration Statement on Form S-3 must, in each case, be consistent with the information included in the Information Statement, Proxy Statement or SpinCo Registration Statement, as applicable, and, in each case, shall be subject to the Parent’s reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith and (2) to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, that have an existing relationship with the Company as of the date hereof and (iii) shall not be permitted if it would reasonably be expected to delay any review, or declaration of effectiveness, of the Information Statement, Proxy Statement or SpinCo Registration Statement, as applicable, or otherwise delay the Closing.

(ggg) “IRS” means the United States Internal Revenue Service or any successor thereto.

(hhh) “Knowledge” of (i) the Company, with respect to any matter in question, means the actual knowledge of the Persons set forth on Schedule I, in each case, after reasonable inquiry, and (ii) the Parent, with respect to any matter in question, means the actual knowledge of the Persons set forth on Schedule II, in each case, after reasonable inquiry.

(iii) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, regulation, ruling or other legal requirement enacted, adopted, implemented or otherwise in effect by or under the authority of any Governmental Authority.

(jjj) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration, hearing or proceeding that has been made public or of which a Person has received written notice, administrative enforcement proceeding or other similarly formal legal proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(kkk) “Liabilities” shall mean any liability or obligation (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether required or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP or IFRS, as applicable).

(lll) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, community property interest or restriction of any nature (excluding restriction on the voting of any security and any restriction on the transfer of any security arising under applicable securities Laws).

(mmm) “Material Company Contract” means any of the following Contracts to which the Company or any of its Subsidiaries is a party or any of their respective assets are bound; provided, however, each of clauses (i) through (xv) below are subject to the first sentence of the preamble to Article III and shall only apply to the extent any Contract or arrangement referred to in clauses (i) through (xv) would be binding on the Company or its Subsidiaries at the Closing (for clarity’s sake, after giving effect to the Spin-Off):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii) any employment, consulting or other compensatory Contract of the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any current or former (x) executive officer of the Company, (y) other employee of the Company or one of its Subsidiaries providing for an annual base salary in excess of $300,000, or (z) any member of the Company Board;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is (1) material to the Company and its Subsidiaries, taken as a whole, and (2) under which the Company has continuing indemnification obligations, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (x) the Company or another wholly-owned Subsidiary thereof or (y) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business consistent with past practice, (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business consistent with past practice or (C) Contracts entered into in connection with the purchase, sale or leasing of real property in the ordinary course of business consistent with past practice;

(iv) any Contract with any of the 10 largest customers the Company and its Subsidiaries, determined on the basis of revenues received by each division of the Company and its Subsidiaries for the year ended December 31, 2016;

(v) any Contract containing any covenant (1) limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business; or (2) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, in each case other than any such Contracts that (A) may be cancelled without Liability to the Company or its Subsidiaries upon notice of ninety (90) days or less; and (B) are not material to the Company and its Subsidiaries, taken as a whole;

(vi) any Contract that requires the Company or any of its Subsidiaries to deal exclusively with any Person with respect to any matter or that provides “most favored nation” pricing or terms to the other party to such Contract or any third party, in each case other than any such Contracts that (1) may be cancelled without Liability to the Company or its Subsidiaries upon notice of ninety (90) days or less; and (2) are not material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract (A) relating to the disposition or acquisition, directly or indirectly, of assets with a fair market value in excess of $500,000 by the Company or any of its Subsidiaries after the date of this Agreement other than in the ordinary course of business consistent with past practice; (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Person that is a Subsidiary of the Company as of the date of this Agreement; or (C) relating to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission relating to the disposition or acquisition, directly or indirectly, of assets (or any division or business) by the Company or any of its Subsidiaries;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, letters of credit, interest rate or currency swap agreements, or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $200,000, other than (1) accounts receivables and payables in the ordinary course of business consistent with past practice; (2) loans to Subsidiaries of the Company in the ordinary course of business consistent with past practice; and (3) extensions of credit to customers in the ordinary course of business consistent with past practice;

(ix) any employee collective bargaining agreement or other Contract with any labor union;

(x) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Transactions (other than Contracts evidencing Company Restricted Stock Units or Company Options);

(xi) any Contract providing for cash severance payments in excess of $50,000 (other than those pursuant to which severance is required by applicable Law);

(xii) any Contract providing for indemnification of any current or former officer, director or employee by the Company or any of its Subsidiaries;

(xiii) any Contract that involves a material joint venture, limited liability company or partnership with any third Person (other than solely among the Company and any of its Subsidiaries);

(xiv) any Contract or series of Contracts with any customer of the Company or a Subsidiary that is reasonably expected to generate at least $1,500,000 in revenue in any one (1) year period; and

(xv) any Contract or series of Contracts with any service provider, vendor or supplier of the Company or a Subsidiary that is reasonably expected to involve at least $500,000 in payments by the Company or a Subsidiary in any one (1) year period.

(nnn) “Material Holdings Contract” means any of the following Contracts to which Holdings or any of its Subsidiaries is a party or any of their respective assets are bound:

(i) any employment, consulting or other compensatory Contract of Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries has continuing obligations as of the date of this Agreement with any current or former (1) executive officer of Holdings or any of its Subsidiaries, or (2) other employee of Holdings or any of its Subsidiaries providing for an annual base salary in excess of $300,000;

(ii) any Contract providing for indemnification or any guaranty by Holdings or any of its Subsidiaries, in each case that is (1) material to Holdings and its Subsidiaries, taken as a whole, and (2) under which Holdings or its Subsidiaries has continuing indemnification obligations, other than (A) any guaranty by Holdings or any of its Subsidiaries thereof of any of the obligations of (x) Holdings or any of its Subsidiaries thereof or (y) any Subsidiary of Holdings that was entered into in the ordinary course of business consistent with past practice, (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business consistent with past practice or (C) Contracts entered into in connection with the purchase, sale or leasing of real property in the ordinary course of business consistent with past practice;

(iii) any Contract with any of the 10 largest customers of Holdings and its Subsidiaries, respectively, determined on the basis of revenues received by each division of Holdings and its Subsidiaries for the year ended December 31, 2016;

(iv) any Contract containing any covenant (1) limiting in any material respect the right of Holdings or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business; or (2) prohibiting Holdings or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, in each case other than any such Contracts that (x) may be cancelled without Liability to Holdings or its Subsidiaries upon notice of ninety (90) days or less; and (y) are not material to Holdings and its Subsidiaries, taken as a whole;

(v) any Contract that requires Holdings or any of its Subsidiaries to deal exclusively with any Person with respect to any matter or that provides “most favored nation” pricing or terms to the other party to such Contract or any third party, in each case other than any such Contracts that (1) may be cancelled without Liability to Holdings or its Subsidiaries upon notice of ninety (90) days or less; and (2) are not material to Holdings and its Subsidiaries, taken as a whole;

(vi) any Contract (1) relating to the disposition or acquisition, directly or indirectly, of assets with a fair market value in excess of $500,000 by Holdings or any of its Subsidiaries after the date of this Agreement other than in the ordinary course of business consistent with past practice; (2) pursuant to which Holdings or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Person that is a Subsidiary of Holdings as of the date of this Agreement; or (3) relating to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission relating to the disposition or acquisition, directly or indirectly, of assets (or any division or business) by Holdings or any of its Subsidiaries;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, letters of credit, interest rate or currency swap agreements, or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $200,000, other than (1) accounts receivables and payables in the ordinary course of business consistent with past practice; (2) loans to Subsidiaries of Holdings in the ordinary course of business consistent with past practice; and (3) extensions of credit to customers in the ordinary course of business consistent with past practice;

(viii) any employee collective bargaining agreement or other Contract with any labor union;

(ix) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Transactions;

(x) any Contract providing for cash severance payments in excess of $50,000 (other than those pursuant to which severance is required by applicable Law);

(xi) any Contract providing for indemnification of any current or former officer, director or employee by the Company or any of its Subsidiaries;

(xii) any Contract that involves a joint venture, limited liability company or partnership with any third Person (other than solely among the Company and any of its Subsidiaries);

(xiii) any Contract or series of Contracts with any customer of Holdings or a Subsidiary that is reasonably expected to generate at least $1,500,000 in revenue in any one (1) year period; and

(xiv) any Contract or series of Contracts with any service provider, vendor or supplier of Holdings or a Subsidiary that is reasonably expected to involve at least $500,000 in payments by Holdings or a Subsidiary in any one (1) year period.

(ooo) “NASDAQ” means The NASDAQ Global Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

(ppp) “Net Working Capital” means an amount in U.S. dollars equal to the total book value of the consolidated current assets of V7, WAS and Indigo, minus the total book value of the consolidated current liabilities of V7, WAS and Indigo, in each case, calculated in accordance with IFRS or United Kingdom Generally Accepted Accounting Practice and the requirements of the Companies Act 2006, as applicable, in a manner consistent with the Audited V7 and WAS Balance Sheets; provided, however, that the following items shall be excluded from the calculation of the consolidated current assets and consolidated current liabilities of V7, WAS and Indigo: (i) cash and cash equivalents, (ii) current portion of long-term debt, (iii) related party balances, (iv) accrued interest, (v) accrued severance and (v) the current portion of deferred taxes.

(qqq) “Net Working Capital Percentage” means, for any three (3) month period, the average monthly Net Working Capital of V7, WAS and Indigo for such period, divided by the combined consolidated revenues for V7, WAS and Indigo over such period, in each case, calculated in accordance with IFRS or United Kingdom Generally Accepted Accounting Practice and the requirements of the Companies Act 2006, as applicable, in a manner consistent with past practice.

(rrr) “Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(sss) “Parent Material Adverse Effect” means any Effect, individually or in the aggregate, and taken together with all other Effects, that has had or would reasonably be expected to have a material adverse effect (A) on the business, operations, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, or (B) the ability of the Parent to consummate the Transactions or any of the other transactions contemplated hereby; provided, however, that, solely for purposes of clause (A), none of the following will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions in the industries in which Holdings and its Subsidiaries conduct business;

(iv) changes after the date of this Agreement in regulatory or legislative conditions in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism (including cyber-attacks or cyber terrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vii) the compliance by the Parent with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(viii) changes or proposed changes after the date of this Agreement in IFRS or other accounting standards or Law (or the enforcement of any of the foregoing);

(ix) any Effect resulting from the announcement, pendency or consummation of this Agreement or the Transactions;

(x) any failure, in and of itself, by Holdings and its Subsidiaries to meet (1) any public estimates or expectations of Holdings’ revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur);

provided that the Effects set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (viii) be taken into account when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent any such Effect has had a disproportionate adverse effect (and solely to the extent to such disproportionate adverse effect) on Holdings and its Subsidiaries, taken as a whole, relative to other companies in the industries in which Holdings and its Subsidiaries conduct business.

(ttt) “Permitted Acquisitions” has the meaning specified in Section 1.1(ttt) of the Parent Disclosure Letter.

(uuu) “Permitted Liens” means any of the following with respect to a Person or its Subsidiaries: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of such Person and its Subsidiaries to the extent required by GAAP or IFRS, as applicable; (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, construction, or other similar Liens arising or incurred in the ordinary course of business consistent with past practice that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of such Person and its Subsidiaries in accordance with GAAP or IFRS, as applicable; (iii) pledges or deposits to secure obligations pursuant to workers’ compensation, unemployment insurance, social security, retirement and similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business consistent with past practice; (v) covenants, conditions, restrictions, easements, minor imperfections of title and other similar non-monetary matters affecting title to such Person’s or its Subsidiaries’ owned or leased real property; provided that such items are complied with and do not, in the aggregate, materially adversely affect: (a) the current use and operation of such real property and (b) the marketability of such real property; (vi) any right of way or easement related to public roads and highways affecting such real property; (vii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s or its Subsidiaries’ owned or leased real property that are not violated by the current use and operation of such real property; (viii) Liens the existence of which are disclosed in the notes to the financial statements of a Party or its Subsidiaries made available to the other Party prior to the date of this Agreement;

(ix) statutory, common law or contractual Liens of landlords or Liens against the interests of the landlord or owner of any leased real property unless caused by such Person or any of its Subsidiaries; or (x) Liens related to any leased personal property of such Person or any of its Subsidiaries; (xi) other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

(vvv) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, estate, trust, firm, Governmental Authority or other enterprise, association, organization, entity or “group” (as defined in Section 13(d)(3) of the Exchange Act).

(www) “Personal Data” means any and all personally identifiable data or information concerning any individual, including consumer personal information and employee personnel records, obtained by or on behalf of a Person or its Subsidiaries from any source, excluding personally identifiable data that is excluded from the scope of applicable Laws regarding such data because it is public or publicly available.

(xxx) “Potential Acquisition Target” has the meaning specified in Section 1.1(xxx) of the Parent Disclosure Letter.

(yyy) “Promissory Notes” means the promissory notes issued by the Company on December 8, 2015 and payable to each of Frost Gamma Investment Trust, Michael Brauser and Barry Honig, in the amounts of $5 million, $4 million and $1 million, respectively, and any new promissory notes that may be issued by the Company to any such holders prior to the Closing, provided that no such issuance may result in a breach of Section 5.2(vi)(A) as of the Closing, and provided further, that any such new issuance shall be based substantially on the form of the Promissory Notes existing as of the date hereof and may have terms not more favorable to the holder in the aggregate than those of the Promissory Notes existing as of the date hereof.

(zzz) “Record Date” means the close of business on the date to be determined by the Company Board, with the reasonable prior approval of the Parent, as the record date for determining stockholders of the Company (i) entitled to receive shares of SpinCo Common Stock (as defined in the Separation and Distribution Agreement) in the Spin-Off and (ii) entitled to receive the Cash Dividend.

(aaaa) “Registered Intellectual Property Rights” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; (iv) registered Domain Names; and (v) registered Designs.

(bbbb) “Reverse Stock Split” means a reverse stock split of the outstanding shares of the Company Common Stock at a ratio within the range of two-to-one and four-to-one; provided, that the approval of the Reverse Stock Split by the holders of Company Common Stock shall grant the Company Board the discretion determine such ratio and to abandon the Reverse Stock Split altogether.

(cccc) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(dddd) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(eeee) “Securities Act” means the Securities Act of 1933, as amended.

(ffff) “Separation and Distribution Agreement” means the Separation and Distribution Agreement, a copy of which is attached hereto as Exhibit C.

(gggg) “Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, libraries and databases.

(hhhh) “Spin-Off Agreements” means the Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement and each Contract ancillary thereto.

(iiii) “SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

(jjjj) “SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

(kkkk) “SpinCo Note” has the meaning set forth in the Separation and Distribution Agreement.

(llll) “SpinCo Subsidiaries” has the meaning set forth in the Separation and Distribution Agreement.

(mmmm) “Spreadsheet” means a spreadsheet setting forth all of the following information (in addition to other similar capitalization information reasonably requested by the Parent):

(i) the number of issued and outstanding shares of Company Common Stock as of the date that is closest to the Closing as practicable (with any deviation from the Closing Date due solely to the Company’s transfer agent requiring reasonable advance notice in order to certify such number);

(ii) the number of (1) Company Options, (2) Company Restricted Stock Units, (3) Company Warrants and (4) all other Company Securities convertible into or exchangeable or exercisable for Company Common Stock outstanding as of immediately prior to the Closing, as well as the names of the holders of each of the foregoing; and

(iii) the Share Amount and the number of shares of Company Common Stock that the Parent is entitled to receive upon the Closing in connection with the Transactions as set forth in Section 2.1(b)(iv).

(nnnn) “Stockholder Consent” means a written consent of the holders representing the voting power constituting the Requisite Stockholder Approvals, duly executed and delivered by all such record holders, resolving to approve the issuance of the Purchased Shares pursuant to this Agreement.

(oooo) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member (or has the right to appoint a majority of the manager(s) of such company) and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(pppp) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of the consummation of such Acquisition Transaction would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Transactions and the Spin-Off (taking into account any revisions to this Agreement made or proposed in writing by the Parent pursuant to Section 5.5(d) prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(qqqq) “Tax” means all federal, provincial, state or local, foreign and other income, revenue, alternative or add-on minimum, franchise, profits, gross receipts, capital, capital gains, transfer, sales, use, goods and services, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, ad valorem, turnover, withholding, and other taxes, including government pension plan contributions or premiums, employment/unemployment insurance contributions or premiums, health taxes, workers’ compensation premiums and custom duties, and all estimated taxes, together with any interest, penalties and other additions to tax imposed by any Governmental Authority of any jurisdiction.

(rrrr) “Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supplement).

(ssss) “Tax Matters Agreement” means the Tax Matters Agreement, a copy of which is attached hereto as Exhibit D.

(tttt) “Transaction Litigation” means any Legal Proceeding commenced or threatened against the Company or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, the Spin-Off or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Information Statement or Proxy Statement. For the avoidance of doubt, any expenses incurred by the Company or any of its Subsidiaries or Affiliates incurred from and after the Closing in connection with any Transaction Litigation shall not be deemed Company Transaction Expenses hereunder.

(uuuu) “TransUnion Settlement Agreement” has the meaning specified in Section 1.1(uuuu) of the Parent Disclosure Letter.

1.2 Additional Definitions.

The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
$1.3(e)
Acquisition Entity	Recitals
Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.5(a)
Bylaws	2.3(b)
Capitalization Date	3.7(a)
Cash Consideration	Recitals
CCC	4.35(a)
CFPOA	4.35(a)
Charter	2.3(a)
Chosen Courts	9.10
Closing	2.2
Closing Date	2.2
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.5(c)(i)
Company Disclosure Letter	Article III
Company Employee Plans	3.18(a)
Company IP Contracts	3.16(c)
Company Lease	3.14(a)

Company Leased Real Property	3.14(a)
Company Material Customer	3.30(a)
Company Material Supplier	3.30(b)
Company Related Parties	8.3(f)(ii)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Company Transaction Documents	3.2
Confidentiality Agreement	9.4
Consent	3.6
D&O Insurance	6.9(c)
Derivative Security	2.1(b)(ii)
DGCL	2.3(a)
Electronic Delivery	9.14
Enforceability Limitations	3.2
Financing	Recitals
Holdings	Recitals
Holdings Employee Plans	4.29(a)
Holdings IP Contracts	4.27(c)
Holdings Lease	4.25(a)
Holdings Leased Real Property	4.25(a)
Holdings Securities	4.20(b)
Indemnified Persons	6.9(a)
Indigo	Recitals
Information Statement	6.3(a)
Intervening Event	5.5(d)(i)
Maximum Annual Premium	6.9(c)
Net Working Capital Shortfall	6.25(a)
Net Working Capital Statement	6.25(a)
Notice Period	5.5(d)(ii)(C)
Other Party	8.3(e)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Customer	4.38(a)
Parent Material Supplier	4.38(b)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)(i)
Parent Termination Fee Event	8.3(c)(i)
Party	Preamble
Payor	8.3(e)
Permits	3.20
Proxy Statement	6.3(a)
Purchased Shares	2.1(b)(i)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(f)

Representatives	5.5(a)
Requisite Stockholder Approvals	3.4
SEC Clearance Date	6.3(d)
Share Amount	2.1(b)(iv)
SpinCo	Recitals
Spin-Off	Recitals
Spin-Off Registration Statement	6.18(a)
Stockholders’ Agreement	Recitals
Tangible Company Assets	3.14(b)
Tangible Holdings Assets	4.25(b)
Tax Returns	3.17(a)
Termination Date	8.1(c)
Transactions	Recitals
V7	Recitals
Voting Agreement	Recitals
Voting Matters	Recitals
WARN Act	3.19(c)
WAS	Recitals

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” are references to U.S. dollars. To the extent any thresholds contained herein are denoted in U.S. dollars, such amount shall be deemed to also mean the equivalent amount in any other currencies which may be applicable for the item in question.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP (with respect to the Company and its Subsidiaries) or IFRS (with respect to the Parent, Holdings and their respective Subsidiaries).

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(m) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(n) The information contained in this Agreement and in the Company Disclosure Letter and the Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(o) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.17 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(p) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at https://services.intralinks.com/login; or (ii) delivered or provided to the Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement. Documents or other information or materials will be deemed to have been “made available” by the Parent if such documents, information or materials have been delivered or provided to the Company or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement.

ARTICLE II

THE SPIN-OFF AND THE TRANSACTIONS

2.1 The Spin-Off and The Transactions.

(a) The Spin-Off. Upon the terms and subject to the conditions of the Spin-Off Agreements, on the Closing Date but prior to the Closing and subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), the Company shall cause to be effected the Spin-Off and the other transactions contemplated by the Spin-Off Agreements, in each case in accordance with the terms of the Spin-Off Agreements. Following the Closing, the Parent shall cause the Company to comply with all terms of the Spin-Off Agreements.

(b) The Transactions.

(i) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (A) the Company shall issue and sell to the Parent, free and clear of all Liens, and the Parent shall purchase from the Company, a number of shares of Company Common Stock equal to the Share Amount (the “Purchased Shares”), and (B) the Parent shall contribute to the Company, free and clear of all Liens, all of the issued and outstanding shares of capital stock and/or other equity interests of Holdings (or of V7, WAS, Indigo, any Acquisition Entity, or their respective Subsidiaries, in accordance with Section 6.21, if applicable), pursuant to a customary assignment document reasonably satisfactory to the Company and the Parent to effectuating such transfer(s) to the Company, and pay to the Company the Cash Consideration and any Net Working Capital Shortfall (by wire transfer of immediately available funds to a bank account(s) designated in writing by the Company at least two (2) Business Days prior to the Closing), for and in consideration of the issuance of the Purchased Shares.

(ii) Prior to the Closing Date, in compliance with applicable Law and the rules and regulations of NASDAQ, the Company Board shall declare the Cash Dividend (which shall include the authorization of the payments set forth in clause (B) and (C) below) in an amount per share of Company Common Stock (calculated in accordance with this Agreement and which calculation shall be subject to review by the Parent at least five (5) Business Days prior to such declaration), which shall be contingent upon the occurrence of the Closing. The aggregate amount of the Cash Dividend shall be allocated among (A) holders of record of Company Common Stock as of the Record Date as a dividend (except for any holders of restricted stock of the Company, if any, which, by its terms, do not participate in such dividend), (B) holders of Company Warrants as of the Closing Date who are entitled to participate in cash dividends of the Company in accordance with the terms of the applicable Company Warrant and (C) the holders of any options, warrants or other rights or binding arrangements or commitments to acquire from the Company, or that obligate the Company to issue, any Company Common Stock, or any securities convertible into or exchangeable for shares of Company Common Stock (each, a “Derivative Security”) as of the Closing Date, if any, that are entitled to participate in cash dividends of the Company, in accordance with the terms of the applicable Derivative Security. The Company shall cause the Cash Dividend to be paid to holders of Company Common Stock as promptly as practicable following the Closing and otherwise paid or allocated among such other holders of Company Warrants and Derivative Securities, as applicable, in accordance with the terms of the applicable Company Warrant or Derivative Security.

(iii) On the Closing Date, (A) a portion of the Cash Consideration shall be used to pay the Company Transaction Expenses on behalf of the Company and its Subsidiaries by wire transfer of immediately available funds to an account or accounts designated in writing by the Company at least two (2) Business Days prior to the Closing and (B) the Parent shall satisfy all obligations of the Company and/or its Subsidiaries under the Credit Agreement and the Promissory Notes in accordance with Section 6.15.

(iv) The “Share Amount” shall be a number of shares of Company Common Stock representing 63% of the issued and outstanding shares of Company Common Stock on a Fully Diluted Basis immediately following the Closing and issuance thereof. The Share Amount shall be appropriately reflected in the Spreadsheet.

2.2 The Closing. The consummation of the Transactions and other transactions contemplated in Section 2.1(b)(i) and Section 2.1(b)(iii) will take place at a closing (the “Closing”) to occur at (a) the offices of Akerman LLP, Three Brickell City Centre, 98 Southeast Seventh Street, Suite 1100, Miami, FL 33131, on a date and time to be agreed upon by the Parent and the Company that is no later than twenty (20) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); provided, that the Parent may, by written notice to the Company, elect that the Closing shall occur on such date within such twenty (20) Business Day period that is no less than three (3) Business Days following the date of such notice, subject to the continued satisfaction or waiver of the conditions set forth in Article VII as of the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); or (b) such other time, location and date as the Parent and the Company mutually agree in writing. Notwithstanding the foregoing, such twenty (20) Business Day period shall be reduced to the extent that it extends beyond the Termination Date, but shall not be reduced to a period of less than three (3) Business Days. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.3 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Closing and before the issuance of the Purchased Shares, subject to the provisions of Section 6.9(a), the Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A-1, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Company until thereafter amended in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and such certificate of incorporation.

(b) Bylaws. At the Closing, subject to the provisions of Section 6.9(a), the bylaws of the Company will be amended and restated in their entirety to read as set forth in Exhibit A-2 (such amended and restated Bylaws, the “Bylaws”), until thereafter amended in accordance with the applicable provisions of the DGCL, the Charter and such bylaws.

2.4 Directors and Officers.

(a) Officers. At the Closing, the officers of the Company will be as determined by the Company Board after giving effect to the Closing and Section 2.4(b), each to hold office in accordance with the Charter and Bylaws of the Company until their respective successors are duly appointed.

(b) Letters of Resignation; New Directors. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, (i) deliver letters of resignation in customary form reasonably satisfactory to the Parent from each director and officer of the Company and its Subsidiaries who will cease to serve in such capacities, effective as of the Closing, and (ii) take such actions as may be necessary or appropriate, including by action of resigning and/or continuing directors, to ensure that the composition of the Company Board effective as of the Closing shall be consistent with the Stockholders’ Agreement.

2.5 Equity Awards. The Company Restricted Stock Units and Company Options shall be treated in accordance with the Employee Matters Agreement.

2.6 Company Warrants. The Company will deliver to each holder of a Company Warrant a notice of the Transactions and the Spin-Off consistent with the terms and conditions of the applicable Company Warrant and otherwise comply with the information requirements therein.

2.7 Required Withholding. The Parent, the Company, and their respective Representatives will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. Further, the Company or its Representatives may, in the Company’s discretion, deduct and withhold from the Cash Dividend some or all of any amounts that are required to be withheld from the distribution of SpinCo shares in the Spin-Off and may, in the Company’s discretion, deduct and withhold from the shares of SpinCo distributed in the Spin-Off some or all of any amounts required to be withheld from the Cash Dividend. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties acknowledge and agree that the Company shall not deduct or withhold any amounts pursuant to Section 1445 of the Code in connection with the Transactions if the Parent furnishes or causes to be furnished to the Company certificates meeting the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) in respect of the applicable entities contributed to the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly provided herein, no representations and warranties are being made in this Agreement by the Company with respect to the IDI Business, SpinCo Assets or SpinCo Liabilities, including as to the SpinCo Subsidiaries. Except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act, on or after December 31, 2015 and prior to the date of this Agreement (the “Recent SEC Reports”) (excluding any disclosures in such Recent SEC Reports under the heading “Risk Factors”, in any section related to forward-looking statements and in any other section, in each case that are predictive or forward-looking in nature, other than historical facts included therein) or (b) as set forth in the disclosure letter delivered by the Company to the Parent on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Parent as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement, the Spin-Off Agreements and each other document to be entered into by the Company in connection with the transactions contemplated hereby and thereby (together, the “Company Transaction Documents”); (b) perform its covenants and obligations hereunder and thereunder; and (c) subject to receiving the Requisite Stockholder Approvals (and making the corresponding filing of the Charter amendment with the

State of Delaware), consummate the Transactions, the Spin-Off and the other transactions contemplated by the Company Transaction Documents. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions have been, and the execution and delivery of the other Company Transaction Documents and the consummation of the transactions contemplated thereby has been or shall be duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company or its stockholders are necessary to authorize (i) the execution and delivery of the Company Transaction Documents by the Company; (ii) the performance by the Company of its covenants and obligations hereunder and thereunder; or (iii) subject to the receipt of the Requisite Stockholder Approvals (and making the corresponding filing of the Charter amendment with the State of Delaware), the consummation of the Transactions, the Spin-Off and the other transactions contemplated by the Company Transaction Documents. This Agreement has been, and the other Company Transaction Documents shall be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent, this Agreement constitutes, and the other Company Transaction Documents will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the foregoing (A) and (B), the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board, by resolutions duly adopted, has (i) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders approve the Voting Matters (collectively, the foregoing clauses (i) through (iii), the “Company Board Recommendation”); and (iv) authorized by resolution the approval of the items in clauses (w), (x), (y) and (z) in compliance with applicable Law, the Charter and the Bylaws by the holders of Company Common Stock by written consent in lieu of a meeting. As of the date of this Agreement, the Company Board Recommendation has not been withdrawn, rescinded or modified in any way.

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Roth Capital Partners, LLC (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the Company in exchange for the issuance of the Purchased Shares pursuant to this Agreement, after giving effect to the Spin-Off and the Cash Dividend, is fair from a financial point of view to the Company, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. It is understood and agreed by the Parties that such written opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied upon by the Parent.

(c) Anti-Takeover Laws. Assuming that the representations of the Parent set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar applicable “anti-takeover” Law will not be applicable to the Transactions.

3.4 Requisite Stockholder Approvals. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only approval of the holders of any Company Capital Stock that is necessary pursuant to applicable Law, rules and regulations of NASDAQ, the Charter or the Bylaws to approve the Voting Matters (the “Requisite Stockholder Approvals”).

3.5 Non-Contravention. The execution and delivery of this Agreement and the other Company Transaction Documents by the Company and its Subsidiaries, the performance by the Company and its Subsidiaries of its covenants and obligations hereunder and thereunder, and the consummation on the Closing Date of each of the Transactions, the Spin-Off and the other transactions contemplated hereby and thereby do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Company Contract, Company Lease, or Company IP Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, subject to obtaining the Requisite Stockholder Approvals, violate or conflict with any Law, rule or regulation of NASDAQ or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, amendments, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Requisite Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority or any other Person is required to be obtained or made by the Company or any of its Subsidiaries (a) in connection with the execution and delivery of this Agreement and the other Company Transaction Documents by the Company or its Subsidiaries; (b) the performance by the Company and its Subsidiaries of its covenants and obligations pursuant to this Agreement and the other Company Transaction Documents; or (c) the consummation of the Transactions, the Spin-Off and the other transactions contemplated hereby and thereby, except for: (i) such filings and approvals as may be required by the DGCL or any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) such Consents as may be required under (A) the HSR Act, (B) any other Antitrust Law, or (C) CFIUS, in any case that are applicable to the transactions contemplated by this Agreement; (iii) such Consents as may be required under the rules and regulations of NASDAQ; (iv) the other material Consents of Governmental Authorities, each of which is set forth on Section 3.6 of the Company Disclosure Letter; and (v) such other Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock (to be increased to 400,000,000 as provided herein); and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m. on September 5, 2017 (such time and date, the “Capitalization Date”), (A) 55,248,946 shares of Company Common Stock were issued and outstanding; and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, rights of first refusal or other similar rights. When issued, sold and delivered at the Closing, the Purchased Shares will be duly authorized, validly issued, fully paid, nonassessable and free of any Liens or any preemptive rights, rights of first refusal or other similar rights, other than imposed as a result of any action by the Parent. Since the close of business on the Capitalization Date, the Company has not issued or granted any Company Securities other than pursuant to the vesting of Company Restricted Stock Units or exercise of Company Options or Company Warrants granted prior to the date of this Agreement.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved 180,568 and 3,753,742 shares of Company Common Stock for issuance pursuant to the 2008 Plan and the 2015 Plan, respectively (excluding any increase in such reserved shares to be approved as part of the Voting Matters). Section 3.7(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a list of each outstanding Company Restricted Stock Unit and Company Option granted under the Company Stock Plans or otherwise and each Company Warrant and (A) the number of shares of Company Common Stock subject to such outstanding Company Restricted Stock Unit, Company Option and Company Warrant, and (B) the exercise price, purchase price or similar pricing of such Company Restricted Stock Unit, Company Option and Company Warrant, if applicable.

(c) Company Securities. Except as set forth in this Section 3.7 or in Section 3.7(b) of the Company Disclosure Letter or as expressly provided by the Spin-Off Agreements, as of the Capitalization Date, there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements or commitments to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any equity-based grant, award or bonus or similar plan or program as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(d) Other Rights. Except as expressly provided by the Spin-Off Agreements, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) that will be a Subsidiary of the Company (to the extent such Subsidiary exists as of the date hereof) immediately after the Spin-Off, in each case, as amended through the date hereof. No Subsidiary of the Company is in violation of any material provision of its charter, bylaws or other similar organizational documents.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company or a Subsidiary thereof, free and clear of all Liens (other than Permitted Liens), any other restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other equity or voting interest and any other similar restrictions, and any other restriction that would prevent such Subsidiary from conducting its business as of the Closing in substantially the same manner that such business is conducted on the date of this Agreement.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities of the Company’s Subsidiaries, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9 Company SEC Reports. Since January 1, 2016, the Company has timely filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) with or furnished to, as applicable, the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (as amended or supplemented, the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

3.10 Company Financial Statements; Internal Controls; NASDAQ Listing.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports prior to the date of this Agreement, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is timely accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) Internal Controls. The Company has established and maintained a system of internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurances that the Company’s financial reporting is reliable and the preparation of the Company’s financial statements is in accordance with GAAP. Since January 1, 2016, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the Audit Committee of the Company Board (i) all known significant deficiencies and material weaknesses (as each term is defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) NASDAQ Listing. As of the date of this Agreement, the Company Common Stock is listed on NASDAQ and the Company has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act or delisting the Company Common Stock from NASDAQ. As of the date of this Agreement, the Company has not received any notification that, and has no Knowledge that, the SEC or NASDAQ is contemplated terminating such listing or registration.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than Liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Transactions, the Spin-Off or any other transactions contemplated hereby; (c) incurred in the ordinary course of business consistent with past practice on or after January 1, 2017; or (d) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there have been no Effects that have had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Forbearance. Since the date of the Audited Company Balance Sheet through the date of this Agreement, the Company and its Subsidiaries have not taken any action that would be prohibited by Section 5.2 if taken or proposed to be taken after the date of this Agreement.

3.13 Material Company Contracts.

(a) List of Material Company Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Company Contracts to or by which the Company or any of its Subsidiaries is a party or is bound (other than the Spin-Off Agreements, any Material Company Contracts contemplated by clause (i) of the definition of Material Company Contract filed by the Company with the SEC and any Material Company Contracts listed in Section 3.18(a) of the Company Disclosure Letter).

(b) Validity. Each Material Company Contract is valid and binding on the Company or the Subsidiary of the Company party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations, and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Company Contract, except for such failures to be in full force and effect or such breaches or defaults that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Company Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

3.14 Property; Assets.

(a) Leased Real Property. Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing leases, subleases (which shall include subleases involving the Company or its Subsidiaries as either sublessor or sublessee), licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property as of the date of this Agreement and pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration in excess of $100,000 (such property, the

“Company Leased Real Property,” and each such lease, sublease, license or other agreement, including all amendments or modifications thereto, a “Company Lease”). The Company has made available to the Parent true, correct and complete copies of all material Company Leases (including all material modifications, amendments and supplements thereto). With respect to each Company Lease and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no disputes with respect to such Company Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned, encumbered, or granted any other security interest in such Company Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Company Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Company Leased Real Property, binding and enforceable upon the Company or its Subsidiaries, as applicable, free and clear of all Liens (other than Permitted Liens), subject to the Enforceability Limitations. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default beyond any applicable notice and cure period pursuant to any Company Lease. None of the Company or any of its Subsidiaries owns any real property.

(b) Personal Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding lease or license for, all material tangible assets, personal property, machinery and equipment owned or leased by it or otherwise used in the conduct of its business (the “Tangible Company Assets”), free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, all of such Tangible Company Assets are in good operating condition (ordinary wear and tear excepted), taken as a whole, and have been and are being used in material compliance with applicable Law.

(c) Sufficiency of Assets. The Tangible Company Assets are sufficient for the Company and each of its Subsidiaries to continue to operate the business following the Closing in substantially the same manner as it is conducted as of the date of this Agreement.

3.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, neither the Company nor any of its Subsidiaries (a) has received any written notice, demand, letter or claim alleging that the Company or any Subsidiary has violated, or has any Liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances except in compliance with any applicable Environmental Law; or (c) has exposed any employee to Hazardous Substances in violation of Environmental Law under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law. The representations and warranties in this Section 3.15 shall constitute the sole and exclusive representations and warranties regarding any Environmental Law matter relating to the Company and its Subsidiaries.

3.16 Intellectual Property.

(a) Company Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) Company Registered Intellectual Property Rights and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property Rights has been filed, issued or registered; (ii) material unregistered Marks; and (iii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property Rights before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any such material Company Registered Intellectual Property Rights. Except as would not reasonably be expected to have a Company Material Adverse Effect, (x) the Company or a Subsidiary is the sole and exclusive owner of each item of Company Registered Intellectual Property Rights, (y) the Company and each Subsidiary, as applicable, has maintained all material Company Registered Intellectual Property Rights in the ordinary course consistent with reasonable business practices and (z) neither the Company nor any Subsidiary has taken any action or failed to take any action that could reasonably result in the abandonment, cancellation, invalidation, or unenforceability of any of its material Company Registered Intellectual Property Rights.

(b) Rights to Use; Absence of Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) owns and has legal and equitable title to each material Company Intellectual Property Right free and clear of any Liens (other than Permitted Liens) or (ii) has legally enforceable rights to use all Intellectual Property Rights reasonably necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted.

(c) IP Contracts. Section 3.16(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the Company or any of its Subsidiaries is a party and (i) pursuant to which the use by any Person of any material Company Intellectual Property Rights is permitted by the Company, or any of its Subsidiaries, other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses granted in the ordinary course of business or in connection with the sale of the Company’s or its Subsidiaries’ products; or (ii) pursuant to which the use by the Company or any of its Subsidiaries of any material Intellectual Property Right is permitted by any Person, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available Intellectual Property Rights licensed to the Company or its Subsidiary for internal use on standard terms; and (c) non-exclusive licenses to Software and materials licensed as open-source, public-source or freeware (all such Contracts, the “Company IP Contracts”). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company IP Contracts are valid, binding and enforceable between the Company or a Subsidiary thereof, as applicable, and the other parties thereto, subject to the Enforceability Limitations, and there is no default under any Company IP Contract by the Company, any of its Subsidiaries, or, to the Company’s Knowledge, by any other party thereto.

(d) No Infringement. To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as such business currently is conducted and has been conducted in the past three (3) years does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third Person in a manner that has or could reasonably be expected to result in a Company Material Adverse Effect.

(e) No Notice of Infringement. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third Person in a manner that has or could reasonably be expected to result in a Company Material Adverse Effect.

(f) No Third Person Infringement. Since January 1, 2016, neither the Company nor any of its Subsidiaries has provided any third Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material Company Intellectual Property Right, and, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no such activity is occurring.

(g) IP Assignments. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Person who contributed to or was involved in the creation or development of any material Company Intellectual Property Rights for the Company or any of its Subsidiaries has signed an agreement sufficient to transfer to such Company or Subsidiary ownership of all right, title and interest of such Persons in such Company Intellectual Property Rights.

(h) Proprietary Information; Source Code. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has taken commercially reasonable steps to protect and preserve the confidentiality of all source code and other material Trade Secrets included in the Company Intellectual Property Rights and used by the Company or any of its Subsidiaries in its business as currently conducted, (ii) to the Knowledge of the Company, there are (A) no defects in any of the products of the Company or any of its Subsidiaries that would prevent the same from performing materially in accordance with their user specifications; and (B) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same, and (iii) the Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Intellectual Property Rights to any Person.

(i) Open Source Software. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no material product or service of the Company or any of its Subsidiaries is distributed with any Software that is licensed to the Company or any of its Subsidiaries pursuant to, or is otherwise subject to, an open source, public-source, freeware or other third party license agreement that, in each case, requires the Company or any of its Subsidiaries to disclose or license any material proprietary source code that embodies material Company Intellectual Property Rights or that requires any material product to be made available at no charge.

3.17 Tax Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Tax Returns. The Company and each of its Subsidiaries have (i) duly and timely filed or caused to be filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, notices, elections, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are complete and accurate; and (ii) paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes that are required to be paid. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(b) Tax Liens. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(c) Withholding Taxes. The Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons all Taxes (including United States federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes) required to be paid or withheld and has remitted such Taxes to the applicable Governmental Authority within the time prescribed by applicable Law.

(d) No Audits. No audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing.

(e) No Listed Transaction. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Tax Agreements. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity Contract or arrangement other than any such Contract or arrangement (i) that is a Contract entered into in the ordinary course of business and the principal purpose of which is not Taxes or (ii) that is solely between or among the Company and one or more of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company, SpinCo, or any of their respective Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, or otherwise.

(h) Within the past three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code.

(i) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) Neither the Company nor any of its Subsidiaries is, will be (regardless of whether or not the Transactions occur), or would be, as a result of the Transactions, required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any Tax credit or other special Tax benefit; (viii) the use of any special accounting method (such as the long-term method of accounting for long-term contracts); or (ix) the claiming of any reserve for Tax credits.

(k) Exclusive Representations. The representations and warranties in this Section 3.17 shall constitute the sole and exclusive representations and warranties regarding any Tax matter relating to the Company and its Subsidiaries, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of the Company and its Subsidiaries (but excluding Tax matters addressed in Section 3.18).

3.18 Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee or director of the Company, any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any current material Liability, contingent or otherwise (collectively, the “Company Employee Plans”). With respect to each Company Employee Plan, to the extent applicable, the Company has made available to the Parent copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter or opinion letter, if any, from the IRS with respect to each Company Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents including all amendments thereto (or in the case of an unwritten Company Employee Plan, a written description of the material terms of such plan), summary plan descriptions and summaries of material modification; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices or other correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Company Employee Plan.

(b) Absence of Certain Plans. Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code currently maintains, sponsors, participates in, contributes to or is required to contribute to, nor has ever maintained, sponsored, participated in, contributed to, or been required to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c) Compliance. (i) Each Company Employee Plan has been maintained in all material respects in accordance with its terms and with applicable Law, including the applicable provisions of ERISA and the Code, (ii) each Company Employee Plan intended to be “qualified” under Section 401(a) of the Code is so qualified and the Company has received a favorable determination letter or is entitled, under applicable IRS guidance, to rely on a current favorable opinion or advisory letter from the IRS, as to the tax qualification of such Company Employee Plan and (iii) to the Company’s Knowledge, nothing has occurred since the date of any such opinion or determination letter that would reasonably be expected to cause the IRS to revoke such determination or adversely affect such qualified status.

(d) Company Employee Plan Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust pursuant to any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Retiree Welfare Benefit Plan. No Company Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f) Section 409A. Each Company Employee Plan that is subject to Section 409A of the Code has been maintained, in form and operation, in compliance with Section 409A of the Code, and the Company does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.

(g) Effect of the Transactions. Except as otherwise provided in Section 3.18(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as otherwise provided in Section 3.18(g) of the Company Disclosure Letter, no amounts payable under the Company Employee Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. The Company (and its Subsidiaries) are not obligated to gross-up, indemnify or otherwise reimburse any Person for Taxes (or potential taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.

3.19 Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is currently a party to any collective bargaining agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no current material activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement representation petition, unfair labor practice complaint or other proceeding before the National Labor Relations Board, trade council or similar government authority is currently being negotiated by the Company or any of its Subsidiaries, nor is any such proceeding pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries.

(b) Wage and Hour Compliance. The Company and each of its Subsidiaries is in compliance with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employment practices, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.

(c) Plant Closures and Layoffs. The Parent has no Liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign Law, with respect to any events occurring or conditions existing on or prior to the date of this Agreement.

3.20 Permits. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, registrations, consents, commissions, franchises, exemptions, Orders, authorizations and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to have a Company Material Adverse Effect.

3.21 Compliance with Laws. The Company and each of its Subsidiaries is and, since January 1, 2016, has been in material compliance with all Laws and Orders (i) that are applicable to the Company and its Subsidiaries, (ii) by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, or (iii) that are applicable to the conduct of the business or operations of the Company and its Subsidiaries, except, in each case, for noncompliance that would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2016, no Governmental Authority has issued any written notice stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with Environmental Law, which is covered solely in Section 3.15; (b) compliance with applicable Tax Laws, which is covered in Section 3.17; and (c) compliance with anti-bribery and anti-corruption Laws, to the extent such compliance is covered in Section 3.26.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as set forth in Section 3.22(a) of the Company Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Authority, other than (i) solely as of the date of this Agreement, any such Legal Proceeding that does not involve an amount in controversy in excess of $100,000, and (ii) as of the Closing, any Legal Proceedings that would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Orders. None of the Company or any of its Subsidiaries is subject to any material Order, whether temporary, preliminary or permanent that would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, or other inquiries or investigations by any Governmental Authority, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any matter or circumstance affecting the Company or any of its Subsidiaries, including any accounting practices of the Company or any of its Subsidiaries or any material malfeasance by any executive officer of the Company. Neither the Company nor any of its Subsidiaries is subject to any material Order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23 Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries and are necessary for the conduct of the business or operations of the Company and its Subsidiaries. All such insurance policies are legal, valid, binding and enforceable and in full force and effect, no notice of cancellation has been received and there is no existing default or event with respect to any insureds’ obligations under such insurance policies (including with respect to payment of premiums) that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries maintain all material insurance policies required to be maintained pursuant to the terms and conditions of any active Material Company Contract with any customer or supplier.

3.24 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business consistent with past practice, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer, manager, employee, or director of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except as set forth in Section 3.25 of the Company Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from the Company or its Subsidiaries in connection with the Transactions, the Spin-Off or the other transactions contemplated by this Agreement or the Company Transaction Documents.

3.26 Anti-Bribery and Anti-Corruption.

(a) The Company and the Company’s Subsidiaries are currently, and for the five (5) years immediately preceding the date of this Agreement have been, in compliance in all material respects with all applicable anti-corruption and anti-bribery Laws, including the FCPA.

(b) None of the Company, the Company’s Subsidiaries or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, during the five (5) years immediately preceding the date of this Agreement, directly or indirectly: (1) made, offered, authorized or promised to make any unlawful payment, contribution or transfer of anything of value to any officer, employee or representative of a foreign or domestic government or any department, agency or instrumentality thereof (including any state-owned enterprise) in violation of Law; or (2) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the FCPA in any material respect.

3.27 Information Technology. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) all Information Technology currently used in connection with the conduct of the business or operations of the Company and its Subsidiaries is either owned by, or leased or licensed to, the Company or a Subsidiary of the Company. As of the date of this Agreement, no written notice of defect has been sent or received by the Company or its Subsidiaries in respect of any license or lease under which the Company or its Subsidiaries receives Information Technology;

(b) the Information Technology owned or leased by the Company and its Subsidiaries has the capacity and performance necessary to fulfill the requirements it currently performs;

(c) all of the Information Technology owned by the Company or its Subsidiaries is held by the Company or a Subsidiary of the Company as sole, legal and beneficial owner and is held free of all encumbrances, charges, security interests or any other similar third party rights or interests, except for Permitted Liens; and

(d) the records, systems, controls and data used by the Company or its Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by third parties with whom the Company or its Subsidiaries has contracted for such services (including holding through electronic, mechanical or photographic process whether computerized or not).

3.28 Personal Data; Customer Data.

(a) With respect to all Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of the Company and its Subsidiaries, the Company and its Subsidiaries have (i) complied with the privacy policy or service agreement under which such Personal Data was collected, if applicable and with all applicable Laws governing the collection, sharing, use or security from unauthorized disclosure of such Personal Data, (ii) implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Company and its Subsidiaries comply in all material respects with such Laws and that the Company and its Subsidiaries will not collect, fail to secure, share or use such Personal Data in a manner that breaches or violates (A) such Laws, (B) any internal or customer-facing or consumer-facing privacy or data security policy adopted by the Company and its Subsidiaries, or (C) any contractual commitment made by the Company or its Subsidiaries that is applicable to such Personal Data, and (iii) in connection with each third party servicing, outsourcing or similar arrangement, contractually obligated any service provider who has access to Personal Data to (A) comply in all material respects with the Laws described in clause (i) with respect to any Personal Data acquired from or with respect to the Company and its Subsidiaries, (B) take reasonable steps to protect and secure from unauthorized disclosure any Personal Data acquired from or with respect to the Company and its Subsidiaries, and (C) restrict use of any Personal Data acquired from or with respect to the Company to those authorized or required under the servicing, outsourcing or similar arrangement; except in each case of (i), (ii) or (iii), where such failure or non-compliance would not be reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has established and implemented policies, programs and procedures to protect the confidentiality, integrity and security of Customer Data and Personal Data that are commercially reasonable and in compliance with any applicable Law, except where such failure or non-compliance would not be reasonably be expected to have a Company Material Adverse Effect.

(c) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries have, in the past three (3) years, experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any Customer Data or Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of the Company or any of its Subsidiaries.

3.29 No Vote Required to Effect Spin-Off. No vote is required by the holders of any class or series of the Company Capital Stock to permit the Company to effect the Spin-Off under applicable Law or pursuant to the rules of NASDAQ.

3.30 Customers and Suppliers.

(a) Section 3.30(a) of the Company Disclosure Letter sets forth a complete and correct list of the top twenty (20) customers (each, a “Company Material Customer”) of the Company and its Subsidiaries, for the most recent fiscal year and the amount of sales to each such customer during such period. Except as set forth in Section 3.30(a) of the Company Disclosure Letter, since December 31, 2015, no Company Material Customer has cancelled or otherwise terminated, or materially reduced, or provided notice of its intent to cancel, terminate, or materially reduce, its relationship with the Company or any of its Subsidiaries nor is there any material dispute therewith.

(b) Section 3.30(b) of the Company Disclosure Letter sets forth a complete and correct list of the top twenty (20) suppliers (each, a “Company Material Supplier”) of each of the Company and its Subsidiaries for the most recent fiscal year and the amount of purchases from each such supplier during such period. Except as set forth on Section 3.30(b) of the Company Disclosure Letter, since December 31, 2015, no Company Material Supplier has cancelled or otherwise terminated, or materially reduced, or provided notice of its intent to cancel, terminate, or materially reduce, its relationship with the Company or any of its Subsidiaries nor is there any material dispute therewith.

3.31 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV (including the related portions of the Parent Disclosure Letter), the Company acknowledges and agrees that none of the Parent or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Parent or its Affiliates, and any and all statements made or communicated by the Parent or any other Person outside of this Agreement (including by way of the documents provided in response to the Company’s diligence requests and any management presentations provided), whether written or oral, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement. Without limiting the generality of the foregoing, none of the Parent or any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company, Holdings or their respective Subsidiaries.

3.32 Independent Investigation. The Company has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of Holdings, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Holdings for such purpose. The Company acknowledges and agrees, on behalf of itself and its Affiliates, that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has relied solely upon its own investigation and the express representations and warranties of the Parent set forth in Article IV of this Agreement (including the related portions of the Parent Disclosure Letter).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT

Except as set forth in the disclosure letter delivered by the Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), the Parent hereby represents and warrants to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. The Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Holdings. Holdings (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Holdings is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Organizational Documents. The Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Parent, Holdings and their Subsidiaries, each as amended to date.

4.2 Power; Enforceability. The Parent has the requisite power and authority to (a) execute and deliver this Agreement and each other document to be entered into by the Parent in connection with the transactions contemplated hereby and thereby; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Transactions and the other transactions contemplated hereunder. The execution and delivery of this Agreement by the Parent, the performance by the Parent of its covenants and obligations hereunder and the consummation of the Transactions have been, and the execution and delivery of the other documents contemplated hereby and the consummation of the transactions contemplated hereby has been or shall be duly authorized by all necessary action on the part of the Parent and no additional entity actions on the part of the Parent or its shareholders are necessary to authorize (i) the execution and delivery of this Agreement or any other documents contemplated hereby by the Parent; (ii) the performance by the Parent of its covenants and obligations hereunder; or (iii) the consummation of the Transactions and any other transactions contemplated hereby. This Agreement and any other documents contemplated hereby have been duly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by the Company, constitutes, and the other documents contemplated hereby will constitute, a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement and the other documents hereunder by the Parent, the performance by the Parent of its covenants and obligations hereunder, and the consummation of the Transactions and other transactions contemplated hereby do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Parent, Holdings or any of their Subsidiaries; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent is a party or by which the Parent or any of its properties or assets may be bound or any Material Holdings Contract, Holdings Lease, or Holdings IP Contract; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or Order applicable to the Parent, Holdings or their Subsidiaries or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Parent, Holdings or their Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Requisite Approvals. No Consent of any Governmental Authority or any other Person is required on the part of the Parent, Holdings or any of their Affiliates (a) in connection with the execution and delivery of this Agreement and any other documents contemplated hereby by the Parent; (b) the performance by the Parent of its respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions and any other transactions contemplated hereby, except (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) such Consents as may be required under applicable state securities or “blue sky” Laws; (iii) such Consents as may be required under (A) the HSR Act, (B) any other Antitrust Law or (C) CFIUS, in any case that are applicable to the transactions contemplated by this Agreement; and (iv) such other Consents the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Parent, threatened against the Parent, Holdings or any of their Subsidiaries or, to the Knowledge of the Parent, any executive officer or director of the Parent, Holdings or any of their Subsidiaries in their capacities as such, in each case by or before any Governmental Authority, other than (i) solely as of the date of this Agreement, any such Legal Proceeding that does not involve an amount in controversy in excess of $100,000, and (ii) as of the Closing, any Legal Proceedings that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Orders. None of the Parent, Holdings or any of their Subsidiaries is subject to any material Order, whether temporary, preliminary or permanent that would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, to the

Knowledge of the Parent, there are no inquiries or investigations by any Governmental Authority, or internal investigations pending or, to the Knowledge of the Parent, threatened, regarding any matter or circumstance affecting the Parent, Holdings or any of their Subsidiaries, including but not limited to the accounting practices of the Parent, Holdings or any of their Subsidiaries or any material malfeasance by any executive officer of the Parent, Holdings or any of their Subsidiaries. Neither the Parent, Holdings nor any of their Subsidiaries is subject to any material Order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Parent to fully perform its covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Capital Stock. None of the Parent or Holdings or any of their respective directors or officers or, to the Knowledge of the Parent, any employees or Affiliates of the Parent or Holdings (a) owns any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two (2) years prior to the date of this Agreement.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from the Parent or any of its Affiliates in connection with the Transactions, for which Holdings, the Company or any of their respective Subsidiaries may have any Liability.

4.8 Ownership of Holdings. The Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Holdings free and clear of all Liens.

4.9 No Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, the Parent is necessary to approve this Agreement, the Transactions and any other transactions contemplated hereby.

4.10 Sufficiency of Financing. As of the Closing, the Parent will have available cash on hand and access to financing sufficient to pay the Cash Consideration.

4.11 Stockholder and Management Arrangements. As of the date of this Agreement, neither the Parent, Holdings nor any of their Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries pursuant to which any (a) such holder of Company Common Stock would be entitled to receive consideration as a result of the consummation of the Transactions of a different amount or nature than the Cash Dividend in respect of such holder’s shares of Company Common Stock; (b) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal (other than the agreements described in the Recitals to this Agreement); or (c) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, an equity investment to the Parent or the Company to finance any portion of the Transactions.

4.12 Solvency. As of the Closing and immediately after giving effect to the Transactions (including the payment of all fees and expenses of Holdings and their respective Subsidiaries in connection therewith), assuming (a) satisfaction of the conditions to the Parent’s obligation to consummate the Transactions, (b) any repayment or refinancing of debt contemplated in this Agreement, and (c) the accuracy of the representations and warranties of the Company set forth in Article III and all representations and warranties set forth in the other Company Transaction Documents, without giving effect to any materiality or material adverse effect qualifications set forth therein, and compliance by the Company and its Subsidiaries with their respective covenants and other agreements contained herein and in the other Company Transaction Documents, (i) the amount of the “fair saleable value” of the assets of each of the Company and its Subsidiaries (excluding SpinCo and the SpinCo Subsidiaries) will exceed (1) the value of all liabilities of the Company and such Subsidiaries (excluding SpinCo and the SpinCo Subsidiaries); and (2) the amount that will be required to pay the probable liabilities of the Company and its Subsidiaries (excluding SpinCo and the SpinCo Subsidiaries) on their existing debts as such debts become absolute and matured; (ii) the Company and its Subsidiaries (excluding SpinCo and the SpinCo Subsidiaries) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (iii) the Company and its Subsidiaries (excluding SpinCo and the SpinCo Subsidiaries) will be able to pay its liabilities as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.13 No Other Negotiations. As of the date of this Agreement, none of the Parent or any of its Affiliates is involved in substantive negotiations with respect to the acquisition of any business that would reasonably be deemed to be materially competitive with the businesses of the Company and its Subsidiaries.

4.14 No Other Representations and Warranties. Except for the representations and warranties contained in Article III (including the related portions of the Company Disclosure Letter) and the representations and warranties contained in the other Company Transaction Documents, the Parent acknowledges and agrees that none of the Company, SpinCo or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, SpinCo, or any of their respective Subsidiaries, and any and all statements made or communicated by the Company, SpinCo or any other Person outside of this Agreement (including by way of the documents provided in response to the Parent’s diligence requests and any management presentations provided), whether written or oral, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement. Without limiting the generality of the foregoing, none of the Company, SpinCo or any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company or any of its Subsidiaries.

4.15 Independent Investigation. The Parent has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company and its Subsidiaries, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. The Parent acknowledges and agrees, on behalf of itself and its Affiliates, that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including the related portions of the Company Disclosure Letter) and the representations and warranties contained in the other Company Transaction Documents.

4.16 Purchase Entirely for Own Account. The Purchased Shares shall be acquired for investment for the Parent’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Parent has no present intention of selling, granting any participation or otherwise distributing the Purchased Shares. The Parent does not have and will not have as of the Closing any Contract or arrangement or understanding with any Person to sell, transfer or grant participation to a Person of any of the Purchased Shares.

4.17 Investment Experience and Accredited Investor Status. The Parent is an “accredited investor” (as defined in Regulation D) under the Securities Act. The Parent has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares to be purchased hereunder.

4.18 Restricted Securities. The Parent understands that the Purchased Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Purchased Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Parent represents that it is familiar with Rule 144 of the Securities Act, as presently in effect.

4.19 Legend. The Parent understands that the certificates representing the Purchased Shares shall bear the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to Cogint, Inc.) that such registration is not required or unless sold pursuant to Rule 144 promulgated under the Securities Act. Furthermore, these securities are subject to the terms and conditions of a Stockholders’ Agreement dated as of September 6, 2017, a copy of which is available upon request from the issuer.”; and

(b) any legend required by applicable state securities Laws.

4.20 Holdings Capitalization.

(a) Capital Stock. All outstanding shares of Holdings Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, rights of first refusal and other similar rights.

(b) Holdings Securities. Except as set forth in this Section 4.20, there are (i) other than the Holdings Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, Holdings; (ii) no outstanding securities of Holdings convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, Holdings; (iii) no outstanding options, warrants or other rights or binding arrangements or commitments to acquire from Holdings, or that obligate Holdings to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Holdings; (iv) no obligations of Holdings to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest in, Holdings; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Holdings (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Holdings Capital Stock, the “Holdings Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which Holdings is a party or by which Holdings is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, Holdings; and (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, Holdings to which Holdings is a party or by which it is bound. Holdings is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Holdings Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Holdings Capital Stock. Holdings does not have a stockholder rights plan in effect. There are no Contracts to which Holdings is a party obligating Holdings to accelerate the vesting of any equity-based grant, award or bonus or similar plan or program as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(c) Other Rights. Holdings is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Holdings Securities.

4.21 Subsidiaries.

(a) Section 4.21(a) of the Parent Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of Holdings as of the date hereof. Each Subsidiary of Holdings (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each Subsidiary of Holdings is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. No Subsidiary of Holdings is in violation of any material provision of its charter, bylaws or other similar organizational documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Holdings (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by Holdings or a Subsidiary thereof, free and clear of all Liens (other than Permitted Liens), any other restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other equity or voting interest and any other similar restrictions, and any other restriction that would prevent such Subsidiary from conducting its business as of the Closing in substantially the same manner that such business is conducted on the date of this Agreement.

(c) There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Holdings; (ii) options, warrants or other rights or arrangements obligating Holdings or any of its Subsidiaries to acquire from any Subsidiary of Holdings, or that obligate any Subsidiary of Holdings to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of Holdings; or (iii) obligations of any Subsidiary of Holdings to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest in, such Subsidiary to any Person other than Holdings or one of its Subsidiaries.

(d) Other Investments. Other than equity securities of Holdings’ Subsidiaries, Holdings does not own or hold the right to acquire any equity securities, ownership interests or voting interests of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

4.22 Financial Statements; No Undisclosed Liabilities.

(a) V7, WAS and Indigo Financial Statements. Section 4.22(a) of the Parent Disclosure Letter contains true and complete copies of (i) the Audited V7 and WAS Balance Sheets and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows of each of V7 and its Subsidiaries and WAS and its Subsidiaries, as the case may be, for the fiscal year ended December 31, 2016, and (ii) the unaudited consolidated balance sheets of each of V7 and its Subsidiaries, WAS and its Subsidiaries and Indigo, as the case may be, as at June 30, 2017 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows of each of V7 and its Subsidiaries, WAS and its Subsidiaries and Indigo, as the case may be, for the six (6) month period then ended. The foregoing financial statements were prepared in accordance with (A) in the case of V7, IFRS, and (B) in the case of WAS and Indigo, United Kingdom Generally Accepted Accounting Practice and the requirements of the Companies Act 2006, applied on a consistent basis throughout the periods involved (except for the absence of notes and subject to normal and non-recurring year-end audit adjustments with respect to unaudited financial statements (which will not be material in the aggregate)) and (x) in the case of V7 fairly present, in all material respects, the consolidated financial position of V7 as of the dates thereof and its financial performance and cash flows for the periods then ended and (y) in the case of WAS and Indigo, give a true and fair view of its consolidated affairs and profit as of the dates thereof and for the periods then ended. There are no unconsolidated Subsidiaries of Holdings or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) No Undisclosed Liabilities. Neither Holdings nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with IFRS, other than Liabilities (i) reflected or otherwise reserved against in the Audited V7 and WAS Balance Sheets; (ii) arising pursuant to this Agreement or incurred in connection with the Transactions or any other transactions contemplated hereby; (iii) incurred on or after January 1, 2017 in the ordinary course of business consistent with past practice; or (iv) that would not have a Parent Material Adverse Effect. Holdings (x) was formed solely for the purpose of engaging in the Transactions and activities incidental thereto, (y) has no Liabilities other than expenses incurred in connection with the Transactions, and (z) and has not engaged, and prior to the Closing will not engage, in any business activities, and has not conducted, and prior to the Closing will not conduct, any operations, in each case, other than in connection with the Transactions and those incident to its formation.

4.23 Absence of Certain Changes. Since the date of the Audited V7 and WAS Balance Sheets through the date of this Agreement, the business of Holdings and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice. Since the date of the Audited V7 and WAS Balance Sheets through the date of this Agreement, there have been no Effects that have had or would reasonably be expected to have a Parent Material Adverse Effect.

4.24 Material Holdings Contracts. Section 4.24 of the Parent Disclosure Letter contains a true, correct and complete list of all Material Holdings Contracts to or by which Holdings or any of its Subsidiaries is a party or is bound. Each Material Holdings Contract is valid and binding on Holdings and its Subsidiaries, as applicable, enforceable against them in accordance with their terms, except as such enforceability may be limited by the Enforceability Limitations, and is in full force and effect, and none of Holdings, any of its Subsidiaries party thereto or, to the Knowledge of the Parent, any other party thereto is in breach of or default pursuant to any such Material Holdings Contract, except for such failures to be in full force and effect or such breaches or defaults that would not have a Parent Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Holdings Contract by Holdings or any of its Subsidiaries, or, to the Knowledge of the Parent, any other party thereto, except for such breaches and defaults that would not have a Parent Material Adverse Effect.

4.25 Property; Assets.

(a) Leased Real Property. A “Holdings Lease” shall mean any lease, sublease, license or other agreement, including all amendments and modifications thereto, pursuant to which Holdings or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property as of the date of this Agreement and pursuant to which Holdings or any of its Subsidiaries is obligated to pay consideration in excess of $100,000 (such property, the “Holdings Leased Real Property”). Section 4.25(a) of the Parent Disclosure Letter contains a true, correct and complete list of all Holdings Leases, and the Parent has made available to the Company true, correct and complete copies of all material Holdings Leases (including all material modifications, amendments and supplements thereto). With respect to each Holdings Lease and except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the Knowledge of the Parent, there are no disputes with respect to such Holdings Lease; (ii) Holdings or one of its Subsidiaries has not collaterally assigned, encumbered or granted any other security interest in such Holdings Lease or any interest therein; and (iii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Holdings Lease. Holdings or one of its Subsidiaries has valid leasehold estates in the Holdings Leased Real Property, binding and enforceable upon Holdings or its Subsidiaries, as applicable, free and clear of all Liens (other than Permitted Liens), subject to the Enforceability Limitations. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Holdings nor any of its Subsidiaries is in default beyond any applicable notice and cure period pursuant to any Holdings Lease. None of Holdings or any of its Subsidiaries owns any real property.

(b) Personal Property. Holdings and each of its Subsidiaries has good title to, or a valid and binding lease for, all material tangible assets, personal property, machinery and equipment owned or leased by it or otherwise used in the conduct of its business (the “Tangible Holdings Assets”), free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of the Parent, all of such Tangible Holdings Assets are in good operating condition (ordinary wear and tear excepted), taken as a whole, and have been and are being used in material compliance with applicable Law.

(c) Sufficiency of Assets. The Tangible Holdings Assets are sufficient for Holdings and each of its Subsidiaries to continue to operate their respective businesses following the Closing in substantially the same manner as they are conducted as of the date of this Agreement.

4.26 Environmental Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2016, neither Holdings nor any of its Subsidiaries (a) has received any written notice, demand, letter or claim alleging that Holdings or any Subsidiary has violated, or has any Liability under, any applicable Environmental Law; (b) has transported, produced, processed, imported, exported, manufactured, generated, used, treated, handled, stored, released, recycled, disposed, or arranged for the disposal, of any Hazardous Substances except in compliance with any applicable Environmental Law; or (c) has exposed any employee to Hazardous Substances in violation of Environmental Law under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law. The representations and warranties in this Section 4.26 shall constitute the sole and exclusive representations and warranties regarding any Environmental Law matter relating to Holdings and its Subsidiaries.

4.27 Intellectual Property.

(a) Holdings Intellectual Property; Proceedings. Section 4.27(a) of the Parent Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all (i) Holdings Registered Intellectual Property Rights and specifies, where applicable, the jurisdictions in which each such item of Holdings Registered Intellectual Property Rights has been filed, issued or registered; (ii) material unregistered Marks; and (iii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Holdings Registered Intellectual Property Rights before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any such material Holdings Registered Intellectual Property Rights. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (x) Holdings or a Subsidiary is the sole and exclusive owner of each item of Holdings Registered Intellectual Property Rights, (y) Holdings and each Subsidiary, as applicable, has maintained all material Holdings Registered Intellectual Property Rights in the ordinary course consistent with reasonable business practices and (z) neither Holdings nor any Subsidiary has taken any action or failed to take any action that could reasonably result in the abandonment, cancellation, invalidation, or unenforceability of any of its material Holdings Registered Intellectual Property Rights.

(b) Right to Use; Absence of Liens. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Holdings or one of its Subsidiaries (i) owns and has legal and equitable title to each material Holdings Intellectual Property Right free and clear of any Liens (other than Permitted Liens) or (ii) has legally enforceable rights to use all Intellectual Property Rights reasonably necessary to the conduct of the business of Holdings and its Subsidiaries as presently conducted.

(c) IP Contracts. Section 4.27(c) of the Parent Disclosure Letter sets forth a true, correct and complete list of all Contracts to which Holdings or any of its Subsidiaries is a party and (i) pursuant to which the use by any Person of any material Holdings Intellectual Property Rights is permitted by Holdings, or any of its Subsidiaries, other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses granted in the ordinary course of business or in connection with the sale of Holdings’ or its Subsidiaries’ products; or (ii) pursuant to which the use by Holdings or any of its Subsidiaries of any material Intellectual Property Right is permitted by any Person, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available Intellectual Property Rights licensed to Holdings or its Subsidiary for internal use on standard terms; and (c) non-exclusive licenses to Software and materials licensed as open-source, public-source or freeware (all such Contracts, the “Holdings IP Contracts”). Except as would not reasonably be expected to have a Parent Material Adverse Effect, the Holdings IP Contracts are valid, binding and enforceable between Holdings or a Subsidiary thereof, as applicable, and the other parties thereto, subject to the Enforceability Limitations, and there is no default under any Holdings IP Contract by Holdings, any of its Subsidiaries, or, to the Parent’s Knowledge, by any other party thereto.

(d) No Infringement. To the Parent’s Knowledge, the operation of the business of Holdings and its Subsidiaries as such business currently is conducted and has been conducted in the past three (3) years does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third Person in a manner that has or could reasonably be expected to result in a Parent Material Adverse Effect.

(e) No Notice of Infringement. Since January 1, 2016, neither Holdings nor any of its Subsidiaries has received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of Holdings or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third Person in a manner that has or could reasonably be expected to result in a Parent Material Adverse Effect.

(f) No Third Person Infringement. Since January 1, 2016, neither Holdings nor any of its Subsidiaries has provided any third Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material Holdings Intellectual Property Right, and, except as would not have a Parent Material Adverse Effect, to the Knowledge of the Parent, no such activity is occurring.

(g) IP Assignments. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Person who contributed to or was involved in the creation or development of any material Holdings Intellectual Property Rights for Holdings or any of its Subsidiaries has signed an agreement sufficient to transfer to such Holdings or Subsidiary ownership of all right, title and interest of such Persons in such Holdings Intellectual Property Rights.

(h) Proprietary Information; Source Code. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) Holdings and each of its Subsidiaries has taken commercially reasonable steps to protect and preserve the confidentiality of all source code and other material Trade Secrets included in the Holdings Intellectual Property Rights and used by Holdings or any of its Subsidiaries in its business as currently conducted, (ii) to the Knowledge of the Parent, there are (A) no defects in any of the products of Holdings or any of its Subsidiaries that would prevent the same from performing materially in accordance with their user specifications; and (B) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same, and (iii) Holdings and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation to disclose, deliver, license, or otherwise make available, any source code that embodies material Holdings Intellectual Property Rights to any Person.

(i) Open Source Software. Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of the Parent, no material product or service of Holdings or any of its Subsidiaries is distributed with any Software that is licensed to Holdings or any of its Subsidiaries pursuant to, or is otherwise subject to, an open source, public-source, freeware or other third party license agreement that, in each case, requires Holdings or any of its Subsidiaries to disclose or license any material proprietary source code that embodies material Holdings Intellectual Property Rights or that requires any material product to be made available at no charge.

4.28 Tax Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Tax Returns. Holdings and each of its Subsidiaries have (i) duly and timely filed or caused to be filed (taking into account valid extensions) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate; and (ii) paid, or have adequately reserved (in accordance with IFRS) for the payment of, all Taxes that are required to be paid. Neither Holdings nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(b) Tax Liens. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Holdings or any of its Subsidiaries.

(c) Withholding Taxes. Holdings and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons all Taxes (including United States federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act, Canadian federal and provincial income Taxes, Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health Taxes and other similar Taxes) required to be paid or withheld and has remitted such Taxes to the applicable Governmental Authority within the time prescribed by applicable Law.

(d) No Audits. No audits or other examinations with respect to Taxes of Holdings or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. No assessments or reassessments of any of the Canadian Subsidiaries is currently the subject of an objection or appeal.

(e) No Listed Transaction. Neither Holdings nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Tax Agreements. Neither Holdings nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity Contract or arrangement other than any such Contract or arrangement (i) that is a Contract entered into in the ordinary course of business and the principal purpose of which is not Taxes or (ii) that is solely between or among Holdings and one or more of its Subsidiaries.

(g) Neither Holdings nor any of its Subsidiaries has any liability for Taxes of any Person (other than Holdings or any Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, or otherwise (including pursuant to the Tax Act).

(h) Within the past three (3) years, neither Holdings nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code.

(i) Neither Holdings nor any of its Subsidiaries is, will be (regardless of whether or not the Transactions occur), or would be, as a result of the Transactions, required to include amounts in income, profits or gains, or exclude items of deduction (in either case for Tax purposes), or otherwise become liable for any Tax (including with respect to withdrawal for relief previously obtained), for any Tax period or in respect of any transaction or acquisition, as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code or Section 80 of the Tax Act; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any Tax credit or other special Tax benefit; (viii) the use of any special accounting method (such as the long-term method of accounting for long-term contracts); (ix) claiming any reserve or Tax credit; or (x) the application of any non-U.S. Law relating to Taxes.

(j) Each Canadian Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under any applicable Law on any sale, supply or delivery whatsoever, made by it, and each such Canadian Subsidiary is validly registered as a vendor with the relevant Governmental Authorities for the collection of such Taxes. All input tax credits, refunds, rebates and similar adjustments of Taxes claimed by each Canadian Subsidiary have been validly claimed and correctly calculated as required by Law, and each such Canadian Subsidiary has retained all documentation prescribed by applicable Law to support such claims. Where applicable, each Canadian Subsidiary (i) has obtained all required information and documentation to support any zero-rating treatment of its supplies, and (ii) has been furnished with valid exemption certificates or their equivalent and has retained all such records and supporting documents in the manner required by applicable Law.

(k) The Parent will procure that any acquisition of shares or securities by it or Holdings in connection with, or contemplation of, the Transactions will be duly stamped for the purposes of UK stamp duty and stamp duty reserve tax prior to the relevant register of members being written up and prior to the Transactions being effected.

(l) Other than the liability to stamp duty or stamp duty reserve Tax referred to in Section 4.28(k), neither the entry into and/or completion of any of the Transactions or any other transaction contemplated by this agreement (including the acquisition of shares or securities by the Parent, Holdings or any of their Subsidiaries in contemplation of the Transactions) will give rise to any liability for Tax for Holdings or its Subsidiaries (including by reference to any: accrual or receipt of any income, profit or gain; disposal; loss or clawback of any previously claimed relief; or the withdrawal or unavailability of any Tax losses, in each case whether deemed or actual).

(m) Exclusive Representations. The representations and warranties in this Section 4.28 shall constitute the sole and exclusive representations and warranties regarding any Tax matter relating to Holdings and its Subsidiaries, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of Holdings and its Subsidiaries (but excluding Tax matters addressed in Section 4.29).

4.29 Employee Plans.

(a) Employee Plans. For purposes of this Agreement, (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, pension, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, health, dental, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of Holdings, any of its Subsidiaries or with respect to which Holdings or any of its Subsidiaries has any current material Liability, contingent or otherwise, are referred to herein as the “Holdings Employee Plans”. With respect to each Holdings Employee Plan, to the extent applicable, the Parent has made available to the Company copies of (A) the most recent annual report required to have been filed for each Holdings Employee Plan, including all schedules thereto; (B) the most recent determination letter or opinion letter, if any, from the applicable Governmental Authority with respect to each Holdings Employee Plan; (C) the plan documents including all amendments thereto (or in the case of an unwritten Holdings Employee Plan, a written description of the material terms of such plan), summary plan descriptions and summaries of material modification; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices or other correspondence to or from the applicable Governmental Authority relating to any material compliance issues in respect of any such Holdings Employee Plan.

(b) Absence of Certain Plans. Neither Holdings nor any other trade or business (whether or not incorporated) that would be treated as a single employer with or any of its Subsidiaries pursuant to Section 414 of the Code currently maintains, sponsors, participates in, contributes to or is required to contribute to, nor has ever maintained, sponsored, participated in, contributed to, or been required to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Holdings Employee Plans is a registered pension plan, as that term is defined in section 248(1) of the Tax Act.

(c) Compliance. (i) Each Holdings Employee Plan has been maintained, administered and invested in all material respects in accordance with its terms and with applicable Law, including the applicable provisions of ERISA and the Code, (ii) each Holdings Employee Plan intended to be “qualified” under Section 401(a) of the Code is so qualified and Holdings and its Subsidiaries have received favorable determination letters or are entitled, under applicable IRS guidance, to rely on a current favorable opinion or advisory letter from the IRS, as to the tax qualification of such Holdings Employee Plan and (iii) to the Parent’s Knowledge, nothing has occurred since the date of any such opinion or determination letter (if any) that would reasonably be expected to cause the applicable Governmental Authority to revoke such determination or adversely affect such qualified status.

(d) Holdings Employee Plan Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Parent, threatened on behalf of or against any Holdings Employee Plan, the assets of any trust pursuant to any Holdings Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Holdings Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Retiree Welfare Benefit Plan. No Holdings Employee Plan that is (i) a “welfare benefit plan” within the meaning of Section 3(1) of ERISA, or (ii) for the benefit of Canadian employees or former employees of Holdings or any of its Subsidiaries, provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f) Section 409A. Each Holdings Employee Plan that is subject to Section 409A of the Code has been maintained, in form and operation, in compliance with Section 409A of the Code, and Holdings and its Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.

(g) Effect of the Transactions. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Holdings or any Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No amounts payable under the Holdings Employee Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and Holdings is not obligated to gross-up, indemnify or otherwise reimburse any Person for Taxes (or potential taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.

(h) Contributions and Premiums. All contributions or premiums required to be made by Holdings or any of its Subsidiaries to a Holdings Employee Plan have been made in a timely fashion and in accordance with applicable Law.

4.30 Labor Matters.

(a) Union Activities. Neither Holdings nor any of its Subsidiaries is currently a party to any Collective Bargaining Agreement, voluntary recognition agreement or other legally binding commitment with any labor union, trade union or employee organization. To the Knowledge of the Parent, there are no current activities or proceedings of any labor or trade union to organize any employees of Holdings or any of its Subsidiaries with regard to their employment with Holdings or any of its Subsidiaries. No Collective Bargaining Agreement representation petition, certification proceeding, unfair labor practice complaint or other proceeding before the National Labor Relations Board, trade council or similar government authority is currently underway or being negotiated by Holdings or any of its Subsidiaries, nor is any such proceeding pending or, to the Knowledge of the Parent, threatened directly against Holdings or any of its Subsidiaries. To the Knowledge of the Parent, there is no strike, lockout, slowdown, or work stoppage against Holdings or any of its Subsidiaries pending or, to the Knowledge of the Parent, threatened directly against Holdings or any of its Subsidiaries.

(b) Wage and Hour Compliance. Holdings and each of its Subsidiaries is in compliance with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employment practices, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Plant Closures and Layoffs. None of the Parent, Holdings, or any of Holdings’ Subsidiaries has any Liability under the WARN Act, and any similar state, local or foreign Law, with respect to any events occurring or conditions existing on or prior to the date of this Agreement.

4.31 Permits. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Holdings and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of Holdings and its Subsidiaries. Holdings and its Subsidiaries are in compliance with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Parent, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to have a Parent Material Adverse Effect.

4.32 Compliance with Laws. Each of Holdings and each of its Subsidiaries is and, since January 1, 2016, has been in material compliance with all Laws and Orders (i) that are applicable to Holdings and its Subsidiaries, (ii) by which Holdings or any of its Subsidiaries or any of their respective businesses or properties is bound, or (iii) that are applicable to the conduct of the business or operations of Holdings and its Subsidiaries, except, in each case, for noncompliance that would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2016, no Governmental Authority has issued any written notice stating that Holdings or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have a Parent Material Adverse Effect. No representation or warranty is made in this Section 4.32 with respect to (a) compliance with Environmental Law, which is covered solely in Section 4.26; (b) compliance with applicable Tax Laws, which is covered in Section 4.28; and (c) compliance with anti-bribery and anti-corruption Laws, to the extent such compliance is covered in Section 4.35.

4.33 Insurance. As of the date of this Agreement, Holdings and its Subsidiaries have all material policies of insurance covering Holdings and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of Holdings and its Subsidiaries and are necessary for the conduct of the business or operations of Holdings and its Subsidiaries. All such insurance policies are legal, valid, binding and enforceable and in full force and effect, no notice of cancellation has been received and there is no existing default or event with respect to any insureds’ obligations under such insurance policies (including with respect to payment of premiums) that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have a Parent Material Adverse Effect. Holdings and its Subsidiaries maintain all material insurance policies required to be maintained pursuant to the terms and conditions of any active Material Holdings Contract with any customer or supplier.

4.34 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business consistent with past practice, there are no

Contracts, transactions, arrangements or understandings between the Parent, Holdings or any of their Subsidiaries, on the one hand, and any Affiliate, officer, manager, employees, or director of the Parent, Holdings or any of their Subsidiaries or any Person owning 5% or more of the shares of Holdings Capital Stock (or any of such Person’s immediate family members or Affiliates or associates), on the other hand, of a nature that would (if Holdings were subject to such requirements) be required to be disclosed by Holdings pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.35 Anti-Bribery and Anti-Corruption.

(a) Holdings and its Subsidiaries are currently, and for the five (5) years immediately preceding the date of this Agreement have been, in compliance in all material respects with all applicable anti-corruption and anti-bribery Laws, including the FCPA, the Canadian Corruption of Foreign Public Officials Act (“CFPOA”), and the Criminal Code of Canada (“CCC”).

(b) None of Holdings, its Subsidiaries or, to the Knowledge of the Parent, any officer, director, agent, employee or other Person acting on their behalf, has, during the five (5) years immediately preceding the date of this Agreement, directly or indirectly: (1) made, offered, authorized or promised to make any unlawful payment, contribution or transfer of anything of value to any officer, employee or representative of a foreign or domestic government or any department, agency or instrumentality thereof (including any state-owned enterprise) in violation of Law; or (2) otherwise taken any action which would cause Holdings or any of its Subsidiaries to be in violation of applicable anti-corruption and anti-bribery Laws, including the FCPA, CFPOA or CCC, in any material respect.

4.36 Information Technology. Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(a) all Information Technology currently used in connection with the conduct of the business or operations of Holdings and its Subsidiaries is either owned by, or leased or licensed to, Holdings or its Subsidiaries. As of the date of this Agreement, no written notice of defect has been sent or received by Holdings or its Subsidiaries in respect of any license or lease under which Holdings or its Subsidiaries receives Information Technology;

(b) the Information Technology owned or leased by Holdings and its Subsidiaries has the capacity and performance necessary to fulfill the requirements it currently performs;

(c) all of the Information Technology owned by Holdings or its Subsidiaries is held by Holdings or a Subsidiary of Holdings as sole, legal, exclusive, and beneficial owner and is held free of Liens or any other similar third party rights or interests, except for Permitted Liens; and

(d) the records, systems, controls and data used by Holdings or its Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by third parties with whom Holdings or its Subsidiaries has contracted for such services (including holding through electronic, mechanical or photographic process whether computerized or not).

4.37 Personal Data; Customer Data.

(a) With respect to all Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of Holdings and its Subsidiaries, Holdings and its Subsidiaries have (i) complied with the privacy policy or service agreement under which such Personal Data was collected, if applicable and with all applicable Laws governing the collection, sharing, use or security from unauthorized disclosure of such Personal Data, (ii) implemented and maintained a system of internal controls sufficient to provide reasonable assurance that Holdings and its Subsidiaries comply in all material respects with such Laws and that Holdings and its Subsidiaries will not collect, fail to secure, share or use such Personal Data in a manner that breaches or violates (A) such Laws, (B) any internal or customer-facing or consumer-facing privacy or data security policy adopted by Holdings and its Subsidiaries, or (C) any contractual commitment made by Holdings or its Subsidiaries that is applicable to such Personal Data, and (iii) in connection with each third party servicing, outsourcing or similar arrangement, contractually obligated any service provider who has access to Personal Data to (A) comply in all material respects with the Laws described in clause (i) with respect to any Personal Data acquired from or with respect to Holdings and its Subsidiaries, (B) take reasonable steps to protect and secure from unauthorized disclosure any Personal Data acquired from or with respect to Holdings and its Subsidiaries, and (C) restrict use of any Personal Data acquired from or with respect to Holdings to those authorized or required under the servicing, outsourcing or similar arrangement; except in each case of (i), (ii) or (iii), where such failure or non-compliance would not be reasonably be expected to have a Parent Material Adverse Effect.

(b) Holdings and its Subsidiaries have established and implemented policies, programs and procedures to protect the confidentiality, integrity and security of Customer Data and Personal Data that are commercially reasonable and in compliance with any applicable Law, except where such failure or non-compliance would not be reasonably be expected to have a Parent Material Adverse Effect.

(c) To the Parent’s Knowledge, neither Holdings nor any of its Subsidiaries have, in the past three (3) years, experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any Customer Data or Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of Holdings or any of its Subsidiaries.

4.38 Customers and Suppliers.

(a) Section 4.38(a) of the Parent Disclosure Letter sets forth a complete and correct list of the top twenty (20) customers (each, a “Parent Material Customer”) of Holdings and its Subsidiaries, for the most recent fiscal year and the amount of sales to each such customer during such period. Except as set forth in Section 4.38(a) of the Parent Disclosure Letter, since December 31, 2015, no Parent Material Customer has cancelled or otherwise terminated, or materially reduced, or provided notice of its intent to cancel, terminate, or materially reduce, its relationship with Holdings or any of its Subsidiaries nor is there any material dispute therewith.

(b) Section 4.38(b) of the Parent Disclosure Letter sets forth a complete and correct list of the top twenty (20) suppliers (each, a “Parent Material Supplier”) of each of Holdings and its Subsidiaries for the most recent fiscal year and the amount of purchases from each such supplier during such period. Except as set forth on Section 4.38(b) of the Parent Disclosure Letter, since December 31, 2015, no Parent Material Supplier has cancelled or otherwise terminated, or materially reduced, or provided notice of its intent to cancel, terminate, or materially reduce, its relationship with Holdings or any of its Subsidiaries nor is there any material dispute therewith.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations of the Company. Except (a) as required by the terms of this Agreement or the Spin-Off Agreements; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as approved by the Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2, conduct its business and operations in the ordinary course of business consistent with past practice; and (iii) use its respective reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; and (B) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has material business relations; provided, however, that no action by the Company and its Subsidiaries shall be restricted pursuant to this Section 5.1 with respect to the IDI Business, SpinCo Assets, SpinCo Liabilities, or any of the SpinCo Subsidiaries (x) so long as such action does not adversely affect the other businesses, assets or liabilities of the Company and its Subsidiaries or (y) to the extent such actions are required by the Spin-Off Agreements.

5.2 Forbearance Covenants of the Company. Except (a) as set forth in Section 5.2 of the Company Disclosure Letter; or (b) as approved by the Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (c) as permitted or required by the terms of this Agreement, any Company Transaction Document, or the Spin-Off Agreements, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will not, and will not permit any of its Subsidiaries (other than any of the SpinCo Subsidiaries, so long as such action does not adversely affect the businesses, assets or liabilities of the Company and its Subsidiaries other than the SpinCo Subsidiaries or such actions are required by the Spin-Off Agreements), to:

(i) amend the Charter, the Bylaws or any other similar organizational document of the Company or the certificate of incorporation, bylaws or any other similar organizational document of any Subsidiary;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) other than the Interim Stock Issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any other securities of the Company or any of its Subsidiaries, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options, Company Warrants or Company Restricted Stock Units outstanding as of the Capitalization Date in accordance with their terms, including, if applicable, the terms of the Company Stock Plans or as required by the Employee Matters Agreement;

(iv) directly or indirectly acquire, repurchase or redeem any Company Securities or any other securities of the Company or any of its Subsidiaries, except for repurchases or forfeitures of Company Securities pursuant to the terms and conditions of Company Options, Company Warrants or Company Restricted Stock Units outstanding as of the date of this Agreement in accordance with their terms, including the terms of the Company Stock Plans;

(v) (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities or any other securities of the Company or any of its Subsidiaries in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries or in connection with any internal reorganization transactions solely among the wholly owned Subsidiaries of the Company; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(vi) (A) incur, assume or suffer, or redeem, repurchase, prepay or defease, any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business consistent with past practice; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company (other than loans or advances to SpinCo or SpinCo Subsidiaries that are not the SpinCo Note); and (3) for the incurrence of Indebtedness under the Credit Agreement or the Promissory Notes such that the aggregate amount of Indebtedness under the Credit Agreement and Promissory Notes will not exceed $70,000,000 as of immediately prior to the Closing; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company (other than obligations of SpinCo or SpinCo Subsidiaries); (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business consistent with past practice; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business consistent with past practice and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto; and (3) loans or advances to direct or indirect wholly owned Subsidiaries of the Company (other than loans or advances to SpinCo or SpinCo Subsidiaries that are not the SpinCo Note); or (D) acquire, lease, license, sell, abandon, transfer, assign, guarantee, exchange, mortgage, pledge, or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) settle or compromise, release or waive any pending or threatened Legal Proceeding, except for the settlement or compromise, release or waiver of any Legal Proceeding that is in the ordinary course of business consistent with practice and does not include any obligation (other than payments of money not to exceed $100,000 individually or $1,000,000 in the aggregate) to be performed by the Company or its Subsidiaries following the Closing (including any obligation to refrain from taking or performing any activities or actions);

(viii) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice; or (B) make any material change in any of its accounting principles or practices;

(ix) (A) make or change any material Tax election; (B) settle or compromise any material Tax claim or assessment; (C) amend any income or other material Tax Return; (D) waive any right to claim a Tax refund; (E) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; or (F) change any method of accounting for Tax purposes;

(x) (A) incur or commit to incur any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate, other than pursuant to obligations imposed by Material Company Contracts in effect as of the date of this Agreement and made available to the Parent; (B) enter into, modify, amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Company Contract, except in the ordinary course of business consistent with past practice; or (C) engage in any transaction with, or enter into any agreement, Contract, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC;

(xi) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability company or similar arrangement with any third Person;

(xii) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Transactions or any other transaction consummated pursuant to the Parent’s rights under Section 5.5(d)(i)(C) or Section 5.5(d)(ii)(D), except for a Subsidiary which will be included in the Spin-Off;

(xiii) except as required by applicable Law, convene any regular or special meeting of the Company’s stockholders or of the holders of any securities of its Subsidiaries;

(xiv) enter into any Contract that by its terms limits, curtails or restricts the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area, line of business, or with any Person, in each case in a manner that is or would reasonably be expected to be material to the operations of the Company and its Subsidiaries taken as a whole;

(xv) other than as required by Company Employee Plans in effect as of the date hereof, (A) grant or provide any change of control, severance, retention, termination or similar payments or benefits to any individual, (B) increase the compensation, bonus opportunity or other benefits of any individual (other than in the ordinary course consistent with past practice, with respect to non-officer employees), (C) pay to any individual any compensation or benefit not provided for any Company Employee Plans in effect as of the date hereof, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (D) establish, adopt, terminate or amend any Company Employee Plan, except as required by Law, (E) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit, (F) take any action to accelerate the time of payment or vesting of any compensation or benefit or (G) enter into a collective bargaining, works council or similar agreement applicable to employees of the Company or its Subsidiaries; or

(xvi) authorize any of, or enter into or agree or commit to enter into a Contract to take, any of the actions prohibited by this Section 5.2.

5.3 Affirmative Obligations of the Parent. Except (a) as required by the terms of this Agreement; (b) as set forth in Section 1.1(ttt), Section 5.3 or Section 5.4 of the Parent Disclosure

Letter; or (c) as approved by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Parent shall cause Holdings and each of the Subsidiaries of Holdings to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.4, conduct its business and operations in the ordinary course of business consistent with past practice; and (iii) use its respective reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; and (B) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which Holdings or any of its Subsidiaries has material business relations.

5.4 Forbearance Covenants of the Parent. Except (a) as set forth in Section 1.1(ttt) and Section 5.4 of the Parent Disclosure Letter; or (b) as approved by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (c) as permitted or required by the terms of this Agreement, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Parent shall not permit Holdings or any Subsidiary of Holdings to:

(i) amend the certificate of incorporation, the bylaws or any other similar organizational document of Holdings or any Subsidiary;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, sell, deliver, transfer or agree or commit to issue, sell, deliver or transfer (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Holdings Securities or any other securities of Holdings or any of its Subsidiaries;

(iv) directly or indirectly acquire, repurchase or redeem any Holdings Securities or any other securities of Holdings or any of its Subsidiaries;

(v) (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Holdings Securities or any other securities of Holdings or any of its Subsidiaries in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends by Holdings or any Subsidiary of Holdings declared and paid prior to the Closing; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(vi) (A) incur, assume or suffer, or redeem, repurchase, prepay or defease, any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business consistent with past practice; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of Holdings; and (3) for the incurrence of indebtedness for borrowed money such that the aggregate amount of such indebtedness for borrowed money outstanding at Holdings and its Subsidiaries as of the Closing will not exceed $40,000,000 (net of available cash on hand), which amount may be increased to $75,000,000 (net of available cash on hand) provided that such excess amount is incurred solely in connection with Permitted Acquisitions; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of Holdings; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business consistent with past practice; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business consistent with past practice and in compliance in all material respects with Holdings’ or its Subsidiaries’ policies related thereto; and (3) loans or advances to direct or indirect wholly owned Subsidiaries of Holdings; or (D) acquire (other than pursuant to Permitted Acquisitions), lease, license, sell, abandon, transfer, assign, guarantee, exchange, mortgage, pledge, or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) settle or compromise, release or waive any pending or threatened Legal Proceeding, except for the settlement or compromise, release or waiver of any Legal Proceeding that is in the ordinary course of business consistent with practice and does not include any obligation (other than payments of money not to exceed $100,000 individually or $1,000,000 in the aggregate) to be performed by Holdings or its Subsidiaries following the Closing (including any obligation to refrain from taking or performing any activities or actions);

(viii) except as required by applicable Law or IFRS, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice; or (B) make any material change in any of its accounting principles or practices;

(ix) (A) make or change any material Tax election; (B) settle or compromise any material Tax claim or assessment; (C) amend any income or other material Tax Return; (D) waive any right to claim a Tax refund; (E) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; or (F) change any method of accounting for Tax purposes;

(x) except for Permitted Acquisitions, acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability company or similar arrangement with any third Person;

(xi) enter into or amend (A) any Contract that by its terms limits, curtails or restricts the ability of Holdings or any of its Subsidiaries to compete or conduct activities in any geographic area, line of business, or with any Person, in each case in a manner that is or would reasonably be expected to be material to the operations of Holdings and its Subsidiaries taken as a whole; or (B) any Contract with an Affiliate of Holdings or any of its Subsidiaries except for any such Contract that (i) is on arms’ length terms or (ii) is made in the ordinary course of business; or

(xii) authorize any of, or enter into or agree or commit to enter into a Contract to take, any of the actions prohibited by this Section 5.4.

5.5 No Solicitation.

(a) Cessation of Discussions; No Company Solicitation or Negotiation. As of the date of this Agreement, the Company and its Subsidiaries have ceased any and all discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and terminated such Persons’ access to any data room containing the Company’s confidential information, and will promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request any Person that has executed a confidentiality or non-disclosure agreement within the six-month period prior to the date of this Agreement or in connection with any Acquisition Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith. Subject to the terms of this Section 5.5, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company and its Subsidiaries will not, and will not instruct or authorize any of their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than the Parent or any designees of the Parent) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with the making, submission or announcement of, or knowingly encouraging, facilitating or assisting, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.5); (iv) approve, endorse or recommend an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.5, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approvals, if the Company receives from any Person a bona fide, written and unsolicited Acquisition Proposal not resulting from a breach of this Section 5.5, the Company Board (or a committee thereof) may, directly or indirectly through one or more of its Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to such Person or its Representatives if and only if (i) the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (ii) the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.5(b) would be inconsistent with its fiduciary duties under applicable Law; and (iii) the Company has given the Parent written notice of the identity of such Person, a copy of an Acceptable Confidentiality Agreement entered into with such Person, a copy of any written materials reflecting the terms of the Acquisition Proposal, a summary of the material terms of such Acquisition Proposal to the extent not reflected in such written materials, and notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person; and provided further, that the Company will promptly (and in any event within one (1) Business Day) make available to the Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to the Parent. Notwithstanding anything to the contrary set forth in this Section 5.5 or elsewhere in this Agreement, prior to the Closing, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than the Parent) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.5(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to the Parent; (B) publicly adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after the Parent so requests in writing with respect to the first request by the Parent and within five (5) Business Days after the Parent so requests in writing thereafter; (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) to the extent applicable, fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that for the avoidance of doubt, the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and the delivery by the Company of any notice contemplated by Section 5.5(b) to the Parent (or the taking of any other action permitted thereby), will not in and of itself constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approvals:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or an authorized committee thereof) may effect a Company Board Recommendation Change in response to any material event or material change in circumstances with respect to the Company that (A) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement; and (B) does not relate to any Acquisition Proposal (each such event, an “Intervening Event”; provided, that an Intervening Event shall not include any act or omission of the Parent taken in compliance with the terms of this Agreement, including Section 6.2 and Section 6.20), if the Company Board (or an authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so in light of such Intervening Event would be inconsistent with its fiduciary duties under applicable Law if and only if:

(A) the Company has provided prior written notice to the Parent at least four (4) Business Days in advance to the effect that the Company Board (or an authorized committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.5(d)(i), which notice will specify the applicable Intervening Event in reasonable detail and the reasons for such Company Board Recommendation Change;

(B) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four (4) Business Day period, must have (A) negotiated with the Parent and its Representatives in good faith (to the extent that the Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or an authorized committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; and (B) permitted the Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that the Parent requests to make such a presentation); and

(C) if the Parent shall have delivered to the Company during such four (4) Business Day period a written and binding offer to modify the terms of this Agreement, the Company Board (or any authorized committee thereof) shall have determined in good faith, after considering the terms of such offer by the Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still be inconsistent with its fiduciary duties under applicable Law;

(ii) if the Company has received an unsolicited, written bona fide Acquisition Proposal not resulting from a breach of this Section 5.5, that the Company Board has concluded in good faith (after consultation with its outside legal counsel and financial advisor) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement in accordance with Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal (and prior to, or concurrently with, such termination pay the Company Termination Fee set forth in Section 8.3(b)(ii)), in each case if and only if:

(A) the Company Board (or a committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(B) the Company has complied with its obligations pursuant to this Section 5.5 with respect to such Acquisition Proposal;

(C) (1) the Company has provided prior written notice to the Parent at least five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (x) received a bona fide Acquisition Proposal that has not been withdrawn; (y) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (z) resolved to effect a Company Board Recommendation Change or to terminate this Agreement in accordance with Section 8.1(h) pursuant to this Section 5.5(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person of “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal (in each case to the extent not previously provided by the Company to the Parent); and (2) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (i) negotiated with the Parent and its Representatives in good faith (to the extent that the Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (ii) permitted the Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that the Parent requests to make such a presentation); provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to the Parent and to comply again with the requirements of this Section 5.5(d)(ii)(C) with respect to such new written notice (it being understood that the “Notice Period” in respect of any such new written notice will be three (3) Business Days);

(D) following the end of such Notice Period, the Company Board shall have considered in good faith any revisions to this Agreement made in a written offer binding upon the Parent, and shall have determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside counsel, the failure to effect a Company Board Recommendation Change or to terminate this Agreement to accept the Alternative Acquisition Agreement would be inconsistent with its fiduciary duties under applicable Law; and

(E) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(ii).

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will promptly (and, in any event, within 48 hours) notify the Parent if any director or executive officer of the Company acquires actual knowledge of any receipt by the Company or its Representatives of (i) any Acquisition Proposal, (ii) any request for non-public information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, which notice shall include the identity of the Person making such Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry and any amendments thereto (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal and a written summary of the material terms, if oral). The Company shall keep the Parent reasonably informed on a prompt basis (and, in any event, without 48 hours) of the status and terms of any such Acquisition Proposal, request or inquiry.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) if the Company determines, after consultation with its outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; (ii) informing any Person of the terms of this Section 5.5; (iii) making any disclosure to the Company Stockholders that the Company Board (or a committee thereof) has determined to make in good faith (after consultation with its outside legal counsel) and that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law or that the failure to make such disclosure would constitute a violation of applicable Law; provided that, in each case, any such statement(s) or disclosures made by the Company Board and/or any committee thereof will be subject to the terms and conditions of this Agreement, and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of the Parent under this Section 5.5.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including that the Parties’ respective obligations in respect of actions under the Antitrust Laws or in respect of CFIUS Approval are solely governed by Section 6.2 and Section 6.20, respectively), the Parent, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (i) to take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Party in doing

(or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions and, in the case of the Company, the Spin-Off, including by using their respective reasonable best efforts to:

(A) cause the conditions to the Transactions set forth in Article VII to be satisfied;

(B) (1) obtain all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions and, in the case of the Company, the Spin-Off; and

(C) obtain all consents, waivers and approvals and deliver all notifications pursuant to, in the case of the Company’s obligation to use reasonable best efforts, any Material Company Contracts or, in the case of the Parent’s obligation to use reasonable best efforts, any Material Holdings Contracts in connection with this Agreement, the Spin-Off and the consummation of the Transactions (as the case may be) so as to maintain and preserve the benefits to the Company and Holdings of such Material Company Contracts or Material Holdings Contracts, as applicable, as of and following the consummation of the Transactions.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Parent, the Company nor any of their respective Subsidiaries will be required to pay or agree to pay any consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or to provide additional security (including a guaranty), in connection with the Transactions in connection with obtaining any consent pursuant to any Material Company Contract or Material Holdings Contract, as applicable.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act. Each of the Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within twenty (20) Business Days following the date of this Agreement; and (ii) if required, promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Transactions. Each of the Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all reasonable action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Transactions, in each case as soon as practicable, subject to the terms and conditions of this Agreement. Each of the Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Transactions in connection with such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws applicable to the Transactions, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, the Parent (and its Affiliates, if applicable) will (i) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any restrictions (to be become effective solely from and after the Closing) on the activities of the Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions; provided that, neither the Parent (or its Affiliates) nor the Company and its Subsidiaries shall be required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Parent (or its Affiliates), on the one hand, or the Company and its Subsidiaries, on the other hand.

6.3 Stockholder Consent; Information Statement; Proxy Statement.

(a) Information Statement; Proxy Statement. Promptly following the date of this Agreement and, in any event within forty-five (45) Business Days following the date of this Agreement, the Company shall, with the cooperation of and in consultation with the Parent, (i) in the event that a Stockholder Consent is delivered to the Company, prepare and file with the SEC a preliminary information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Transactions and this Agreement (as amended or supplemented from time to time, the “Information Statement”), or (ii) in the event that a Stockholder Consent is not delivered to the Company and this Agreement is not terminated by the Parent pursuant to Section 8.1(d), prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.5, to the extent the Proxy Statement will be filed with the SEC in accordance with this Section 6.3(a), the Company must include the Company Board Recommendation in the Proxy Statement. The Company, with the cooperation of and in consultation with the Parent, shall use its reasonable best efforts to have the Information Statement or Proxy Statement, as applicable, cleared by the SEC as promptly as practicable after such filing (including by responding to comments of the SEC).

(b) Stockholder Consent. The Company shall take no action to prohibit any Company Stockholder from soliciting a Stockholder Consent, the form of such irrevocable written consent is attached hereto as Exhibit B, from any Company Stockholder in compliance with applicable Law, the Charter and the Bylaws following the execution of this Agreement by the Company. If a Stockholder Consent is received by the Company, promptly upon receipt of such Stockholder Consent, the Company will provide the Parent with a facsimile copy of such Stockholder Consent, and, within five (5) Business Days, will provide the Parent with a certificate, certifying such Stockholder Consent as true and complete (including that the shareholdings included therein are in accordance with the Company’s books and records and that the Stockholder Consent constitutes the Requisite Stockholder Approvals) and executed by an executive officer of the Company.

(c) Contents of Filings. The Company will use its reasonable best efforts to cause the Information Statement or Proxy Statement, as applicable, to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company may not file the Information Statement or Proxy Statement, as applicable, with the SEC without first providing the Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, as applicable, none of the Information Statement or Proxy Statement, as applicable, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Parent or any of its Affiliates for inclusion or incorporation by reference in the Information Statement or Proxy Statement, as applicable. The information supplied by the Parent or its Affiliates for inclusion or incorporation by reference in the Information Statement or Proxy Statement will not, at the time that the Information Statement or Proxy Statement, as applicable, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and the Parent, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Information Statement, Proxy Statement or Spin-Off Registration Statement, as applicable. As promptly as practicable after the Spin-Off Registration Statement and the Information Statement or Proxy Statement, as applicable, shall have been cleared by the SEC (such date, the “SEC Clearance Date”; provided that if ten (10) calendar days have passed since the filing of the preliminary Information Statement or the preliminary Proxy Statement with the SEC without notice from the SEC of its intent to review the Information Statement or the Proxy Statement, as applicable, then such date shall be the SEC Clearance Date), the Company shall cause the Information Statement or Proxy Statement, as applicable, to be mailed to its Company Stockholders within seven (7) Business Days and to be filed as required. Notwithstanding the foregoing, prior to filing and mailing the Information Statement or Proxy Statement, as applicable (or any amendment or supplement thereto, as applicable) or responding to any comments of the SEC with respect thereto, the Company shall provide the Parent a reasonable opportunity to review and comment on such document or response. If any information relating to the Company, the Parent or any of their respective Affiliates should be discovered by the Company, on the one hand, or the Parent, on the other hand, that should be set forth in an amendment or supplement to the Information Statement or Proxy Statement, as applicable, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and the Parent and its Affiliates, on the other hand, may not engage in any substantive communications with the SEC or its staff with respect to the Information Statement or Proxy Statement, without first providing the other Party a reasonable opportunity to review and comment on or participate in such communication, which comments shall be considered by the filing party in good faith.

(f) Notices. The Company, on the one hand, and the Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Information Statement or Proxy Statement, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Information Statement or Proxy Statement, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Information Statement or Proxy Statement. Subject to applicable Law, the Company will use its commercially reasonable efforts to cause the Information Statement or Proxy Statement, as applicable, to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and in any event within seven (7) Business Days following the SEC Clearance Date.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. In the event that a Stockholder Consent is not delivered to the Company and this Agreement is not terminated by the Parent pursuant to Section 8.1(d), unless the Company Board has made a Company Board Recommendation Change, (i) the Company Board Recommendation shall be included in the Proxy Statement and (ii) the Company shall take all action necessary in accordance with applicable Law, the Charter, the Bylaws and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite

Stockholder Approvals. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date without the prior written consent of the Parent, unless required by applicable Law. Without limiting the generality of the foregoing, the Company shall hold the Company Stockholder Meeting no later than forty-five (45) calendar days after the SEC Clearance Date. Subject to Section 5.5 and applicable Law, and unless there has been a Company Board Recommendation Change in accordance with Section 5.5, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approvals.

(b) Adjournment of Company Stockholder Meeting. The Company shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of the Parent; provided that nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit the Voting Matters to the Company Stockholders, even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5 Financing.

(a) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, the Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to obtain the Financing, including using its reasonable best efforts to consummate the Financing at or prior to the Closing. The Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing as and when they become due.

(b) Information. The Parent must (i) use its reasonable best efforts to keep the Company informed on a reasonably current basis and in reasonable detail of material developments concerning the status of its efforts to arrange the Financing; and (ii) with respect to any Financing involving acquiring, repaying, prepaying or discharging any or all Indebtedness of the Company, Holdings or their respective Subsidiaries, upon request of the Company, provide the Company with copies of drafts of the definitive material agreements evidencing (x) such Financing, (y) the engagement of any Person by the Parent or its Affiliates to arrange, provide or syndicate such Financing, or (z) the commitment by any Person to provide all or any part of such Financing, together with all executed copies of material definitive agreements related to such Financing to the extent entered into prior to the Closing Date (including any such engagement or similar letters, and commitment letters); provided, however, that the Parent will not be required to disclose or provide any information the disclosure of which in the reasonable good faith judgment thereof is prohibited by applicable Law or Order, is subject to attorney-client privilege or would reasonably be expected to result in the disclosure of any Trade Secrets of third parties or violate any obligation of the Parent with respect to confidentiality not entered into to avoid the disclosure obligations of this sentence.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Closing, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide the Parent with all cooperation as it relates to the Company and its Subsidiaries reasonably necessary in connection with satisfying the conditions to, or as is otherwise reasonably requested by the Parent in connection with, arranging, obtaining and/or syndicating any financing by the Parent or any of its Subsidiaries (including the Company and its Subsidiaries other than SpinCo or the SpinCo Subsidiaries), in each case, for the purpose of making any payments required by this Agreement in connection with the Transactions (provided that the Company and its Subsidiaries will not be party to, or otherwise have any obligation in respect of, any financing of the Cash Consideration), repaying, prepaying or discharging any or all Indebtedness of the Company, Holdings or their respective Subsidiaries (excluding any Indebtedness to be assumed by SpinCo or the SpinCo Subsidiaries under the Spin-Off Agreements), and paying fees and expenses required to be paid at the Closing by the Parent or Holdings in connection with the Transactions and the foregoing financing transactions (any such financing referred above, the “Financing”), including:

(i) participating in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders and their respective advisors, and otherwise cooperating with the marketing efforts for any of the Financing;

(ii) assisting the Parent and the Financing Sources with the timely preparation of customary rating agency presentations, bank information memoranda and other documentation reasonably required in connection with the Financing, including reasonable assistance with the Parent’s preparation of pro forma financial statements or pro forma adjustments;

(iii) assisting the Parent in connection with the timely preparation of (but not executing, unless effective only at or following the Closing) any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by the Parent or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing and accountants’ comfort letters, in each case as reasonably requested by the Parent and at the Parent’s expense), it being understood that such documents will not take effect until the Closing;

(iv) furnishing the Parent and the Financing Sources, as promptly as practicable, with financial, business and other material information regarding the Company and its Subsidiaries as may be reasonably requested by the Parent and that is customarily included in or required for a financing comparable to the Financing, including furnishing reasonable assistance with the Parent’s preparation of pro forma financial statements or pro forma adjustments;

(v) reasonably facilitating the pledging of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness (excluding any such Indebtedness assumed by SpinCo or the SpinCo Subsidiaries under the Spin-Off Agreements for which the Company and its Subsidiaries would have no Liability from and after the Closing) and the release and termination of any and all related Liens) on or prior to the Closing Date;

(vi) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by the Parent to permit the consummation of the Financing; and

(vii) timely furnishing the Parent and the Financing Sources with all documentation and other information required by regulatory authorities about the Company and its Subsidiaries relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay pursuant to the Financing any fees or out-of-pocket expenses prior to the Closing for which it has not received reimbursement or is not otherwise indemnified by or on behalf of the Parent; (ii) enter into any definitive agreement that is effective prior to the Closing; (iii) give any indemnities in connection with the Financing that are effective prior to the Closing; or (iv) take any action that would unreasonably and materially interfere with the conduct of the business of the Company and its Subsidiaries (taken as a whole) or create an unreasonable and material risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries (individually or taken as a whole) prior to the Closing. In addition, (A) no action, Liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument in respect of the Financing will be effective until the Closing, and neither the Company nor any of its Subsidiaries will be required to take any corporate action pursuant to any definitive Financing documentation that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing; and (B) any bank information memoranda or other documentation required in relation to the Financing will contain disclosure and financial statements reflecting the Parent, immediately subsequent to the Closing Date, as the obligor. Nothing in this Section 6.6 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal Liability to such officer or Representative; or (2) the Company Board (as constituted as of prior to the Closing) to approve any financing or Contracts related thereto.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos solely in connection with the Financing in any description of the Company, its business and products, the Transaction or the Financing, so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Parent will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, mutatis mutandis; or (ii) are subject to other confidentiality undertakings customary for similar financings that are at least as restrictive in all material respects as the Confidentiality Agreement.

(e) Reimbursement. Promptly upon request by the Company, the Parent will reimburse the Company for any reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Representatives to the extent resulting from the cooperation of the Company and its Representatives contemplated by this Section 6.6.

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by the Parent from and against any and all Liabilities, losses, damages, claims, out-of-pocket costs and expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them to the extent resulting from their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by or on behalf of the Company), in each case, except for any Liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid to the extent resulting from the fraud or willful misconduct of, or any material misstatements or omissions in information provided by, the Company or any of its Subsidiaries or any of the respective Representatives thereof. The Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”

(g) No Financing Condition. The Parent acknowledges and agrees that obtaining the Financing is not a condition to the Closing. If the Financing has not been obtained, the Parent will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Closing.

6.7 Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Transactions; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Transactions, take all action within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, (a) the Company will afford the Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel and Representatives of the Company and its Subsidiaries, and (b) the Parent will cause Holdings to afford the Company and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel and Representatives of Holdings and its Subsidiaries; except in each case that such disclosing Party may restrict or otherwise prohibit access to any documents or information to the extent that, based on the advice of outside counsel, (i) any applicable Law or regulation requires such Person to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (iii) access to a Contract to which such Person or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (iv) access would result in the disclosure of any Trade Secrets of third Persons; or (v) access would unlawfully violate any privacy rights of existing or former employees of such Person or any of its Subsidiaries; provided, that such Person shall provide any documents or information so withheld to the fullest extent possible and a written description of any documents or information not provided and explanation of the basis under which such documents or information were withheld upon the advice of outside counsel. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, or Holdings and its Subsidiaries, as applicable, or create a material risk of damage or destruction to any property or assets of any such Person. Any access to the properties of the Company and its Subsidiaries, or Holdings and its Subsidiaries, as applicable, will be subject to such Person’s reasonable security measures and insurance requirements to the extent such Person requesting access has been informed thereof in writing by the Person granting access and will not include the right to perform invasive environmental testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by any Party, any of its Subsidiaries or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the Chief Executive Officer of the Company, or the Chief Financial Officer of the Parent, as applicable, or another person designated in writing by such Party.

6.9 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. From and after the Closing, the Company and its Subsidiaries will honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements entered into before the date of this Agreement between the Company and any of its Subsidiaries and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Closing) (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, the Company and its Subsidiaries will cause the Charter, Bylaws and other similar organizational documents of the Company and certificates of incorporation, bylaws and other similar organizational documents of the Company’s Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Company and the certificates of incorporation, bylaws and other similar organizational documents of the Company’s Subsidiaries, as applicable, as of the date of this Agreement. During such six (6) year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, the Company will indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Closing); and (ii) the Transactions or any other transaction contemplated hereby, as well as any actions taken by the Company or the Parent with respect thereto, except that if, at any time prior to the sixth (6th) anniversary of the Closing, any Indemnified Person delivers to the Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Closing until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Company will have the right to control the defense thereof after the Closing; (B) each Indemnified Person will be entitled to retain his or her own counsel to the extent such Indemnified Person has defenses not available to other defendants in such Legal Proceedings or such Indemnified Person, upon the advice of counsel, reasonably believes it has a conflict of interest with the Company in such Legal Proceeding, in each case, whether or not the Company elects to control the defense of any such Legal Proceeding; (C) the Company will advance all fees and expenses (including reasonable fees and expenses of no more than one separate counsel retained by each Indemnified Person and reasonably acceptable to the Company and fees relating to posting of any bond) as incurred by an Indemnified Person in the defense of such Legal Proceeding whether or not the Company elects to control the defense of any such Legal Proceeding, subject to receipt of an undertaking by such Indemnified Person to repay such fees and expenses if it is finally determined by the court of competent jurisdiction that he or she is not entitled to indemnification in the underlying Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior express written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all Liability arising out of such Legal Proceeding.

(c) D&O Insurance. During the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, the Company will maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Closing on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Company will not be obligated to pay an aggregate amount over the policy term of such D&O Insurance in excess of 300% of the amount set forth in Section 6.9(c) of the Company Disclosure Letter (which is the amount paid by the Company for coverage for its last full fiscal year) (such 300% amount, the “Maximum Annual Premium”). If the aggregate premiums of such insurance coverage exceed the Maximum Annual Premium, then the Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Closing, the Company will maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations under the first sentence of this Section 6.9(c), for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If the Company or any of its successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of the Company or any of its successors or assigns will assume all of the obligations of the Company set forth in this Section 6.9.

(e) No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and Representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and Representatives). Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and Representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and Representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries before the date of this Agreement; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or indemnification agreement.

6.10 Employee Matters.

(a) Existing Arrangements. Following the Closing, the Company will honor all of the Company Employee Plans that are sponsored by the Company or one of its Subsidiaries immediately following the Closing in accordance with their terms as in effect immediately prior to the Closing. Notwithstanding the foregoing, nothing will prohibit the Company from amending or terminating any such Company Employee Plans in accordance with their terms or if otherwise required pursuant to applicable Law.

(b) Employment; Benefits. Immediately following the Closing, the Company or one of its Subsidiaries will employ the employees of the Company and its Subsidiaries as of the Closing (but after giving effect to the Spin-Off) on the same terms and conditions. The Company and its Subsidiaries will cause any employee benefit plan, policy, program or arrangement (including plans, policies, programs or arrangements providing severance benefits and vacation entitlement) as may be maintained by the Company or its Subsidiaries from time to time at or after the Closing for the benefit of one or more Continuing Employee to credit such Continuing Employees with their service performed for the Company or its Subsidiaries prior to the Closing as service with the Company or any of its Subsidiaries for purposes of determining eligibility to participate, vesting and benefit accruals (other than for purposes of defined benefit pension plans), except to the extent that it would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. The Company and its Subsidiaries shall honor all vacation, personal and sick days accrued by the Continuing Employees under the Company Employee Plans immediately prior to the Closing. The Company and its Subsidiaries will ensure that the Continuing Employees and their eligible spouses, dependents and beneficiaries will receive credit for the plan year in which the Closing occurs towards deductibles and annual out-of-pocket limits applicable under any health care plan of the Company or its Subsidiaries covering such persons on or after the Closing for expenses incurred during such plan year by such persons prior to the Closing.

(c) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of the Company or any of its Subsidiaries to terminate any Continuing Employee for any reason; (ii) require the Company or any of its Subsidiaries to continue any Company Employee Plan or any other employee benefit plan, policy, program or arrangement or prevent the amendment, modification or termination thereof after the Closing; or (iii) constitute an amendment of any Company Employee Plan or create any third party beneficiary rights in any Person.

6.11 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will give prompt notice to the Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Parent to consummate the Transactions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the remedies available to the Parties under this Agreement.

(b) Notification by the Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Parent in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Parent to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Transactions set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Parent set forth in this Agreement or the remedies available to the Parties under this Agreement.

6.12 Public Statements and Disclosure. All press releases concerning this Agreement, the Transactions and the Spin-Off of (i) the Company, on the one hand, and (ii) the Parent, on the other hand, will each be reasonably acceptable to the other Party, subject to requirements under applicable Law, regulation or stock exchange rule or listing requirement. Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change in accordance with Section 5.5), on the one hand, and the Parent, on the other hand, will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions, except that neither Party will be obligated to engage in such consultation with respect to communications that are required by applicable Law, regulation or stock exchange rule or listing agreement.

6.13 Transaction Litigation. Prior to the Closing, the Company will provide the Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep the Parent reasonably informed with respect to the status thereof. The Company will consult with the Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise or settle, any Transaction Litigation unless the Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.14 Stock Exchange Listing. Prior to the Closing, the Company will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to (a) maintain the listing and trading of the Company Common Stock on NASDAQ and (b) effect the listing of the Purchased Shares on NASDAQ as of the Closing, including in each case by submitting an initial listing application to NASDAQ for the post-Closing entity with sufficient time to allow NASDAQ to complete its review before the Closing (and in any event within fifteen (15) Business Days following written request of the Parent). The Parent will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part to assist with the foregoing initial listing application and completion of review by NASDAQ. At the request of the Parent, immediately prior to the Closing, the Company shall effect the Reverse Stock Split at such ratio within the range permitted by the definition of Reverse Stock Split as may be mutually agreed by the Company and the Parent if necessary or advisable to meet the criteria for the foregoing initial listing application.

6.15 Credit Agreement; Promissory Notes. Upon request by the Parent, the Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of or cash collateralization of any issued letters of credit in respect of the Credit Agreement, in each case, as of the Closing. In furtherance and not in limitation of the foregoing, upon request by the Parent, the Company and its Subsidiaries shall use reasonable best efforts to deliver to the Parent no later than three (3) Business Days prior to the Closing a customary payoff letter with respect to the Credit Agreement in form and substance customary for transactions of this type, from the agent under the Credit Agreement, which payoff letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees) granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in such payoff letter on or prior to the Closing, be released and terminated (subject to the continuing guaranty of obligations that customarily survive any such payoff). In addition, upon request by the Parent, the Company and its Subsidiaries shall use reasonable best efforts to deliver to the Parent no later than three (3) Business Days prior to the Closing a customary payoff letter with respect to each of the Promissory Notes, which payoff letter shall include the payoff amount and provide that upon the payment of the amount set forth in such payoff letter on or prior to the Closing, such Promissory Note shall be released and terminated. To the extent requested by the Parent, the Company shall use reasonable best efforts to facilitate communication between the Parent and the lenders under the Credit Agreement and the Promissory Notes in order for the Parent or an Affiliate of the Parent to explore the possibility of assuming all or a portion of the rights and obligations of the lenders under the Credit Agreement and/or the Promissory Notes effective as of the Closing. The Company acknowledges and agrees that the Parent shall determine the financing strategy for repaying or refinancing obligations under the Credit Agreement and the Promissory Notes as of the Closing, as well as any outstanding indebtedness for borrowed money of Holdings and its Subsidiaries as of the Closing, in connection with the Transactions, including that the Parent may elect in its discretion as to whether, in whole or in part, to (i) repay such obligations and refinance with debt provided by one or more third party lenders, (ii) assume the rights and obligations of existing lenders and thereby become a lender (through the Parent or one of its Affiliates) to the Company and its Subsidiaries (provided that any such party assuming such obligations consents to the transactions contemplated hereby, if necessary, and releases SpinCo and the SpinCo Subsidiaries from any and all obligations in respect of the Credit Agreement and the Promissory Notes, as applicable) or (iii) repay such obligations and refinance with debt provided by the Parent or one of its Affiliates at interest rates and on other economic terms no less favorable in the aggregate than the obligations refinanced at Closing; provided that, the obligations of the Company and/or its Subsidiaries and Affiliates to the lenders under the Credit Agreement and the Promissory Notes shall be satisfied in full by the Parent or an Affiliate thereof pursuant to one of the options listed in clause (i), (ii) or (iii) as of the Closing.

6.16 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Parent, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing, each of the Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.17 Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Parent and its Affiliates (except for Holdings and its Subsidiaries, which shall be subject to Section 5.4(x)) shall be free to acquire, or negotiate or enter into any agreement to acquire, by merger or consolidation with, or by purchase of a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, provided, however, that the Parent shall, and shall cause its Affiliates to, keep the Company reasonably informed on a reasonably current basis of the status of any such acquisition efforts.

6.18 Spin-Off Agreements.

(a) The Company shall use its reasonable best efforts to consummate the Spin-Off in accordance with Section 2.1(a) and the Spin-Off Agreements. Without limiting the foregoing, the Company shall use its reasonable best efforts to prepare and file a registration statement (which shall, if permissible, be on Form 10) as soon as reasonably practicable and no later than thirty (30) Business Days following the date of this Agreement (together with any amendments, supplements, prospectuses or information statements in connection therewith, the “Spin-Off Registration Statement”) to register under the Exchange Act the shares of SpinCo Common Stock to be distributed in the Spin-Off. The Company shall timely provide drafts of the Spin-Off Registration Statement (and any amendments or supplement thereto) to the Parent for review and comment (which comments shall be considered by the Company in good faith).

(b) Any changes proposed by the Company to any of the Spin-Off Agreements shall be subject to the prior written approval of the Parent (which approval shall not be unreasonably withheld, conditioned or delayed in the case of any such change that does not impose or increase any Liability of the Company or its Subsidiaries (excluding SpinCo and the SpinCo Subsidiaries)). Following the execution of the Spin-Off Agreements on the date of this Agreement, the Company shall not, nor shall the Company permit any of its Subsidiaries to, alter, amend or otherwise revise the Spin-Off Agreements, or waive any term thereof or any condition to the obligations thereunder, without the prior written approval of the Parent (which approval shall not be unreasonably withheld, conditioned or delayed in the case of any such change that does not impose or increase any Liability of the Company or its Subsidiaries (excluding SpinCo and the SpinCo Subsidiaries)).

6.19 Corporate Name. The Parent hereby acknowledges that the corporate name “cogint,” any derivative thereof and any Intellectual Property Rights associated therewith, and the ticker symbol “COGT,” are included in the SpinCo Assets. From and after the Closing, the Parent and the Company shall not use, and shall not permit their respective Affiliates to use, the corporate name “cogint” or any derivative thereof or such ticker symbol, except to the extent required as a matter of historical reference to the prior corporate name or prior ticker symbol of the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall, for a period of sixty (60) days following the Closing Date, be entitled to use their existing stationery, business forms, packaging, containers and similar personal property on which any of the foregoing appear.

6.20 CFIUS Approval. Each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain CFIUS Approval. Such reasonable best efforts shall include promptly, but not later than thirty (30) Business Days after the date of this Agreement (unless otherwise agreed in writing by the Parties), making any draft filing required in connection with the CFIUS Approval in accordance with the DPA, promptly making any final filing in connection with the CFIUS Approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the United States government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes set forth in the DPA. With respect to the Parent, such reasonable best efforts shall also include agreeing to any reasonable condition, restriction or other action required by CFIUS in order to obtain CFIUS Approval. If CFIUS informs the Parent and the Company orally or in writing that CFIUS has recommended or intends to recommend in a report that the President prohibit the Transactions, the Parent may, at its discretion, withdraw the CFIUS filing and the Company shall cooperate with the Parent in withdrawing the CFIUS filing.

6.21 Formation of Holdings. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Parent may, in lieu of effecting the contribution of V7, WAS, Indigo and any Acquisition Entity to the Company through one or more Holdings entities, effect the contribution of any of V7, WAS, Indigo or any Acquisition Entity or their respective Subsidiaries directly and without the use of any holding company(ies), such that upon the Closing, the Company will directly or indirectly hold all of the issued and outstanding shares of capital stock or other equity interests of V7, WAS, Indigo, any Acquisition Entity and their respective Subsidiaries. In the event that Holdings is not formed, or any of the equity interests of V7, WAS, Indigo, any Acquisition Entity, or their respective Subsidiaries is not directly or indirectly owned by Holdings as of the Closing, then all references in this Agreement to Holdings (other than in the last sentence of Section 4.22(b)) shall be deemed references to Holdings (if it owns any such equity interests), V7, WAS, Indigo, any Acquisition Entity and their respective Subsidiaries. As promptly as practical following the closing of any Permitted Acquisition, and in any event within ten (10) Business Days thereof, the Parent may provide the Company with a supplement to the Parent Disclosure Letter in order to qualify the representations and warranties contained in Article III as specifically applied to such Acquisition Entity or acquired business, and such representations and warranties as so qualified shall become a part hereof; provided, however, that no such supplement of the Parent Disclosure Letter shall have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3(a).

6.22 Stockholders’ Agreement. Upon the Parent’s receipt of the Stockholders’ Agreement duly executed by the Company and the Company Stockholders party thereto, the Parent shall duly execute and deliver a counterpart to the Stockholders’ Agreement.

6.23 Spreadsheet. The Company shall prepare and deliver to the Parent at least three (3) Business Days prior to the Closing Date the Spreadsheet. By way of example only, Exhibit G hereto sets forth illustrative calculations relating to the information described in clauses (i) through (iii) of the definition of the Spreadsheet based on certain assumptions set forth therein.

6.24 Litigation Settlement. Prior to the Closing, the Company shall (i) make all remaining payments due under the TransUnion Settlement Agreement (as may be amended, provided that a complete release of the Company is provided under any such amendment) or (ii) establish an escrow account, fully funded with all remaining payments due under the TransUnion Settlement Agreement, in the name of the parties entitled to such settlement amounts, which funds shall be released pursuant to the terms of the TransUnion Settlement Agreement.

6.25 Holdings Net Working Capital.

(a) At least five (5) Business Days prior to the Closing, the Parent will prepare and deliver to the Company a statement certified by the Chief Financial Officer of Holdings (or equivalent officer), setting forth a good faith estimate of the amount of (i) the Holdings Normalized Net Working Capital and the (ii) Net Working Capital as of the Closing (such estimate, the “Net Working Capital Statement”), which statement shall include all relevant backup materials with respect to the calculation of the Holdings Normalized Net Working Capital and the Net Working Capital. If the Net Working Capital set forth on the Net Working Capital Statement plus cash and cash equivalents on hand at V7, WAS and Indigo as of the Closing is less than the Holdings Normalized Net Working Capital set forth on the Net Working Capital Statement, then the difference between the Net Working Capital and the Holdings Normalized Net Working Capital shall constitute the “Net Working Capital Shortfall”.

(b) V7, WAS and Indigo shall have Net Working Capital plus cash and cash equivalents not less than the Holdings Normalized Net Working Capital when contributed by the Parent to the Company pursuant to Section 2.1(b)(i). Any Acquisition Entity shall have

Net Working Capital plus cash and cash equivalents not less than zero when contributed by the Parent to the Company pursuant to Section 2.1(b)(i) (provided that the definition of Net Working Capital shall apply, mutatis mutandis, to such Acquisition Entity, with such changes as reasonably necessary to reflect the different historical accounting practices of such entity and any predecessor).

6.26 Other Actions. Prior to the Closing, (a) the Company shall take the other actions set forth on Section 6.26(a) of the Company Disclosure Letter (except for such actions set forth on Section 6.26(a) of the Company Disclosure Letter as are specifically identified as actions that the Company may (but is not required to) take, and, and (b) the Parent shall take the other actions set forth on Section 6.26(b) of the Parent Disclosure Letter.

ARTICLE VII

CONDITIONS TO THE TRANSACTIONS

7.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of the Parent and the Company to consummate the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing prior to the Closing of each of the following conditions:

(a) Requisite Stockholder Approvals. The Requisite Stockholder Approvals shall have been obtained.

(b) Information Statement. If the Requisite Stockholder Approvals are obtained by means of a Stockholder Consent, then the Information Statement shall have been mailed to the Company Stockholders in accordance with Section 6.3(d) and Section 14C of the Exchange Act at least twenty (20) days prior to the Closing Date.

(c) No Prohibitive Laws or Injunctions. No injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition of any Governmental Authority of competent jurisdiction preventing the consummation of the Transactions or the Spin-Off is in effect, and no statute, rule, regulation or Order of any Governmental Authority of competent jurisdiction will have been enacted, entered, enforced or deemed applicable to the Transactions or the Spin-Off or any other transaction contemplated herein, that in each case prohibits, makes illegal, or enjoins the consummation of the Transactions or the Spin-Off.

(d) Requisite Regulatory Approval. All waiting periods (and extensions thereof) applicable to the Transactions under the HSR Act, if any, shall have expired or been terminated and any Consent applicable to the Transactions required under any other Antitrust Laws, if any, shall have been obtained.

(e) Spin-Off Registration Statement. The Spin-Off Registration Statement shall have become effective under the Exchange Act, and shall not be the subject of any stop order and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

(f) Spin-Off. The Spin-Off shall have been completed in accordance with the Spin-Off Agreements.

(g) CFIUS Approval. The Parties shall have obtained CFIUS Approval.

7.2 Conditions to the Obligations of the Parent. The obligations of the Parent to consummate the Closing will be subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Parent in writing:

(a) Representations and Warranties.

(i) Other than the representations and warranties identified in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) on, and as of, the date of this Agreement and the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c) and Section 3.25 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7 and Section 3.8 will be true and correct as of the Capitalization Date and the Closing Date, except (a) for the increase in the number of shares of authorized Company Common Stock to 400,000,000 shares to provide a sufficient number of shares of Company Common Stock for the issuance of the Purchased Shares pursuant to this Agreement, (b) the effect of the Reverse Stock Split, if any, in accordance with Section 6.14, (c) with respect to the Closing Date, as expressly permitted by Section 5.2(iii), (d) such inaccuracies that are de minimis, and (d) as a result of actions taken with the Parent’s prior written consent.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing and will have performed and complied in all respects with clause (A) of Section 5.2(vi) at the Closing with respect to any indebtedness for borrowed money, except that the limitation on the incurrence of Indebtedness under the Credit Agreement referenced in sub clause (3) thereunder shall be calculated without regard to available cash on hand, if any, and any net calculation thereof (such that the amount of Indebtedness under the Credit Agreement and Promissory Notes will not exceed $70,000,000 in the aggregate amount).

(c) Officer’s Certificate. The Parent will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied.

(d) Secretary’s Certificate. The Parent will have received a certificate of the Secretary of the Company, validly executed for and on behalf of the Company and in its name, certifying to (A) the adoption of resolutions of the Company Board approving the transactions contemplated hereby, and (B) the incumbency of the officers signing the Company Transaction Documents on behalf of the Company (together with their specimen signatures).

(e) Company Material Adverse Effect. No Effect will have occurred after the date of this Agreement that has or would reasonably be expected to have a Company Material Adverse Effect.

(f) NASDAQ Listing. NASDAQ shall have completed its review of and approved the initial listing application submitted pursuant to Section 6.14.

(g) Spreadsheet. The Parent will have received the completed Spreadsheet prepared in accordance with this Agreement and a certificate executed by an authorized executive officer of the Company certifying on behalf of the Company that the Spreadsheet is true, correct and complete in all respects.

7.3 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.

(i) Other than the representations and warranties identified in Section 7.3(a)(ii) and Section 7.3(a)(iii), the representations and warranties of the Parent set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) on, and as of, the date of this Agreement and the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(ii) The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.7 and Section 4.9 that (A) are not qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Parent Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in Section 4.8, Section 4.20 and Section 4.21 will be true and correct as of the date of this Agreement and the Closing Date, except for (a) such inaccuracies that are de minimis, and (b) as a result of actions taken with the Company’s prior written consent.

(b) Performance of Obligations of the Parent. The Parent will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing and will have performed and complied in all respects with clause (A) of Section 5.4(vi) at the Closing with respect to indebtedness for borrowed money.

(c) Officer’s Certificate. The Company will have received a certificate of the Parent, validly executed for and on behalf of the Parent and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(e) have been satisfied.

(d) Secretary’s Certificate. The Company will have received a certificate of the Secretary (or a substantially equivalent officer) of the Parent, validly executed for and on behalf of the Parent, and in its name, certifying to (A) the adoption of resolutions of the board of directors of the Parent approving the transactions contemplated hereby, and (B) the incumbency of the officers signing the Company Transaction Documents on behalf of the Parent (together with their specimen signatures).

(e) Parent Material Adverse Effect. No Effect will have occurred or arisen after the date of this Agreement that has or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) by mutual written agreement of the Parent and the Company;

(b) by either the Parent or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals) if any permanent injunction or other permanent judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition of a Governmental Authority of competent jurisdiction preventing the consummation of the Transactions is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions or the Spin-Off and has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if such prohibition or injunction was primarily due to the failure of such Party to perform its obligations under this Agreement;

(c) by either the Parent or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approvals), if the Closing has not occurred by 5:00 p.m., Eastern time, on September 6, 2018 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Closing set forth in Article VII prior to the Termination Date; or (B) the failure of the Closing to have occurred prior to the Termination Date;

(d) (x) by the Parent, if the Stockholder Consent and duly executed Voting Agreements from the Company Stockholders comprising the Stockholder Consent shall not have been delivered to the Parent and the Company by 9:00 a.m. Eastern Time on September 7, 2017, or (y) by either the Parent or the Company, at any time prior to the Closing, if the Company fails to obtain the Requisite Stockholder Approvals at the Company Stockholder Meeting (or any adjournment or postponement thereof in accordance with Section 6.4(b)) at which a vote is taken on the issuance of the Purchased Shares pursuant to this Agreement;

(e) by the Parent (whether prior to or after the receipt of the Requisite Stockholder Approvals), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2, and (ii) is not cured by the earlier of (x) thirty (30) days following the Parent’s delivery of written notice of such breach or failure to the Company and (y) the Termination Date;

(f) by the Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approvals), if the Parent has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3, and (ii) is not cured by the earlier of (x) thirty (30) days following the Company’s delivery of written notice of such breach or failure to the Parent and (y) the Termination Date;

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approvals if (i) the Company has received a Superior Proposal not resulting from a breach of Section 5.5 of this Agreement; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; and (iii) the Company has complied with Section 5.5 with respect to such Superior Proposal and prior to, or currently with, such termination and entry into such Alternative Acquisition Agreement, paid the Company Termination Fee set forth in Section 8.3(b)(ii);

(i) by the Company, at any time prior to the Closing if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than pursuant to Section 7.1(f), which condition shall be capable of being satisfied at the Closing, and those conditions that by their nature are to be satisfied at the Closing, each of which conditions shall be capable of being satisfied at the Closing); (ii) the Company has irrevocably notified the Parent in writing that (A) it is ready, willing and able to consummate the Closing, certifying as to the matters described in the preceding clause (i), and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is waiving any unsatisfied conditions set forth in Section 7.3 for the purpose of effecting the Closing; (iii) the Parent fails to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.2; (iv) following the Parent’s failure to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.2, the Company has given the Parent written notice stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if the Parent fails to consummate the Closing on the second (2nd) Business Day after delivery of such notice; and (v) the Parent fails to consummate the Closing on such date; or

(j) by the Company or the Parent, if CFIUS informs the Parent and the Company orally or in writing that CFIUS has recommended or intends to recommend in a report to the President that the President prohibit the Transactions.

(k) by the Parent, if the duly executed Stockholders’ Agreement from the Company Stockholders shall not have been delivered to the Parent and the Company by 9:00 a.m. Eastern Time on September 7, 2017.

8.2    Manner and Notice of Termination; Effect of Termination.

(a)    Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Party setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)    Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Party, except as otherwise provided in Section 8.1. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without Liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Party, as applicable, except (i) for fraud or intentional breach of this Agreement prior to or in connection with such termination and (ii) Section 6.6(d), Section 6.6(e), Section 6.6(f), Section 6.12, the last sentence of Section 6.20, this Section 8.2, Section 8.3, Article IX and the Confidentiality Agreement will each survive the termination of this Agreement in accordance with their respective terms.

8.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated. The Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with the consummation of the Transactions (for the avoidance of doubt, excluding the Spin-Off or any of the transactions under the Spin-Off Agreements).

(b)    Company Payments.

(i)    If (A) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not publicly withdrawn or otherwise publicly abandoned; and (C) within six (6) months following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), the Company enters into a definitive agreement with respect to such Acquisition Transaction, and such Acquisition Transaction is subsequently consummated; then the Company will promptly (and in any event within two (2) Business Days) following consummation of such Acquisition Transaction pay to the Parent an amount equal to $3,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)    If this Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(h), then the Company must pay to the Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent (A) in the case of Section 8.1(f), within two (2) Business Days following such termination and (B) in the case of Section 8.1(h), on the date of such termination and as a condition to the effectiveness of such termination.

(c)    Parent Payments.

(i)    If this Agreement is terminated due to a Parent Termination Fee Event, then the Parent will pay to the Company an amount equal to $5,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company within two (2) Business Days following such termination. A “Parent Termination Fee Event” shall occur if this Agreement is terminated:

(A)    by the Company or the Parent pursuant to Section 8.1(b) where the prohibition or injunction permitting a Party to terminate pursuant to Section 8.1(b) is imposed by any Governmental Authority in the People’s Republic of China or the Shenzen Stock Exchange with respect to the Parent or its Affiliates in connection with the Transactions;

(B)    by the Company or the Parent pursuant to Section 8.1(c) where the failure of the Closing to occur on or before the Termination Date results from the failure of the Parent or its Affiliates to obtain any approval of any Governmental Authority in the People’s Republic of China or the Shenzen Stock Exchange required in connection with the Transactions;

(C)    by the Company pursuant to Section 8.1(i); or

(D)    by the Company pursuant to Section 8.1(g) where the breach of covenant or agreement of the Parent consists of failure to perform and comply with clause (A) of Section 5.4(vi) at or prior to the Closing with respect to indebtedness for borrowed money;

provided, however, in the case of each of the foregoing clauses (A) and (B), at the time of such termination all of the conditions set forth in Section 7.1 (excluding Section 7.1(c) solely with respect to the failure of the Parent or its Affiliates to obtain any approval of any Governmental Authority in the People’s Republic of China or the Shenzen Stock Exchange required in connection with the Transactions) and Section 7.2 have been and continue to be satisfied or shall be capable of being satisfied on or before the Termination Date.

(d)    Single Payment Only. The Parties acknowledge and agree that in no event will the Company or the Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)    Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or the Parent fails to promptly pay any amounts due pursuant to Section 8.3(c), and, in order to obtain such payment, the Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against the Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, the Company will pay to the Parent or the Parent will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law, and the terms “Company Termination Fee” and “Parent Termination Fee”, as applicable, shall be increased to include any such additional amounts owed pursuant to this Section 8.3(e). Notwithstanding Section 2.7, the Company Termination Fee or the Parent Termination Fee, as applicable, shall be paid without withholding or deduction for, or on account of, any Taxes. In the event that the Company or the Parent, as applicable, deducts or withholds any amount from the payment of such fees, the Company or the Parent (the “Payor”), as applicable, shall pay to the other Party (the “Other Party”) such additional amounts as may be necessary to ensure that the net amount received by the Other Party after such withholding or deduction (and after deducting or withholding any Taxes on the additional amounts) shall equal the amount that would have been received by the Other Party had no such withholding or deduction been required; provided, however, that to the extent a Tax credit is available in the jurisdiction in which the Other Party is resident in respect of Taxes withheld by the Payor and this credit is available to offset Taxes otherwise payable by the Other Party in such jurisdiction so that the Other Party does not suffer any additional Tax cost as a result of amounts withheld, then no such additional amounts shall be required to be paid. The Other Party agrees to use commercially reasonable efforts to seek such credit. If a withholding tax is imposed on the Payor as a result of an adjustment to Taxes by a Governmental Authority after the payment of the Company Termination Fee or the Parent Termination Fee, the Other Party agrees to use commercially reasonable efforts to seek any available credit for the withheld tax and, to the extent such credit offsets Taxes of the Other Party, to pay to the Payor the amount of such credit (net of any reasonable out-of-pocket costs (including Taxes) incurred by the Other Party in respect of such credit).

(f)    Sole Remedy.

(i)    Subject to the Company’s rights pursuant to Section 9.8 and Section 8.2(b), in the event this Agreement is terminated pursuant to a Parent Termination Fee Event, the Parent Termination Fee, to the extent the relevant fee is owed pursuant to Section 8.3(c), and the Reimbursement Obligations will be the sole and exclusive remedies of the Company Related Parties against (A) the Parent and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, members, managers, general or limited partners, stockholders and assignees of the Parent and its Affiliates and the Financing Sources (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, and other than in respect of the payment of the Parent Termination Fee and Reimbursement Obligations, (1) none of the Parent Related Parties will have any further Liability or obligation to the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination and (2) neither the Company nor any other Person will be entitled to bring or maintain any Legal Proceeding against the Parent or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith (excluding the Confidentiality Agreement) or the transactions contemplated hereby and thereby or any matters forming the basis for such termination.

(ii)    Subject to the Parent’s rights pursuant to Section 9.8 and 8.2(b), in the event this Agreement is terminated pursuant to Section 8.1 where the Company Termination Fee is or may become payable pursuant to Section 8.3(b), the Company Termination Fee, to the extent owed pursuant to Section 8.3(b), will be the sole and exclusive remedy of the Parent Related Parties against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than the Company and its Subsidiaries), members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith (excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, and other than with respect to the payment of the Company Termination Fee, (1) none of the Company Related Parties will have any further Liability or obligation to the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination and (2) none of the Parent or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith (excluding the Confidentiality Agreement) or the transactions contemplated hereby and thereby or any matters forming the basis for such termination.

(g)    Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f), it is agreed that the Company will be entitled to an injunction, specific performance or other equitable relief as provided in, and subject to the limitations of, Section 9.8(b).

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. Notwithstanding any provision contained herein to the contrary, the representations, warranties and covenants of the Company and the Parent contained in this Agreement or any certificate delivered pursuant hereto will terminate at the Closing; provided that the provisions of Section 6.9 and Section 6.19 shall survive the Closing.

9.2    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand, by fax or email (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)    if to the Parent to:

BlueFocus International Limited

600 Lexington Avenue, 6th Floor

New York, NY 10022

Attn:    He Shen, Chief Financial Officer

Email:    he.shen@bluefocus.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street Boston, MA 02116 Attn: Graham Robinson Laura Knoll Fax: (617) 573-4822 Email: graham.robinson@skadden.com laura.knoll@skadden.com	525 University Avenue Palo Alto, CA 94301 Attn: Michael Mies Fax: (650) 798-6510 Email: michael.mies@skadden.com if to the Company (prior to the Closing) to:

Cogint, Inc.

2650 North Military Trail, Suite 300

Boca Raton, FL 33431

Attn:    Chief Executive Officer

Fax:     561-571-2712

Email: derek@cogint.com

with a copy (which will not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Fort Lauderdale, FL 33131

Attn:    Teddy D. Klinghoffer

            Mary V. Carroll

Fax:    (954) 463-2224

Email: teddy.klinghoffer@akerman.com

mary.carroll@akerman.com

Any notice received by fax or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Party of a change in its address or fax number through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Parent will have the right to assign all or any portion of its respective rights and obligations pursuant to this Agreement (a) to any Subsidiary of the Parent provided that no such assignment shall relieve the Parent of any of its obligations pursuant to this Agreement, and (b) from and after the Closing, to any Financing Source pursuant to the terms of any Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in the case of each of (a) and (b), such assignment will not (i) affect the obligations of the parties (including Financing Sources) to any other definitive agreement related to the Financing; or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the holders of shares of Company Common Stock pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party, including pursuant to the foregoing clauses (a) or (b), will relieve such Party of any of its obligations hereunder.

9.4    Confidentiality. The Parent and the Company hereby acknowledge that BlueFocus Communication Group of America, Inc. and the Company have previously executed a Confidentiality Letter Agreement, dated February 24, 2017 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms; provided that it is hereby agreed that the Confidentiality Agreement shall terminate upon the earlier to occur of the Closing and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. The Parent and its respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to the Parent or its respective Representatives in connection with the Transactions in accordance with the Confidentiality Agreement.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements between the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Closing and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6    Third Party Beneficiaries. Except as set forth in this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Party in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as otherwise provided in this Section 9.6, (b) as set forth in or contemplated by Section 6.9, (c) the Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on and enforce directly, Section 9.8(c), Section 9.11, Section 9.16 and this Section 9.6 and (d) SpinCo shall be an express third party beneficiary of, and shall be entitled to rely on and enforce directly, Section 6.19.

9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8    Remedies.

(a)    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    Specific Performance. Each Party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the other Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement (including, in the case of the Company, the Spin-Off) in accordance with its specified terms or otherwise breach such provisions. Each Party acknowledges and agrees that (A) the other Party will be entitled, in addition to any other remedy to which it is entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement by such Party and to enforce specifically the terms and provisions hereof, including the respective obligations of such Party to consummate this Agreement (including, in the case of the Company, the Spin-Off); (B) the right to obtain damages or the Company Termination Fee or the Parent Termination Fee, as applicable, following termination of this Agreement in accordance with the provisions of Section 8.2 and Section 8.3 are not intended to and do not adequately compensate the other Party for the harm that would result from a breach of this Agreement by such Party, and will not be construed to diminish or otherwise impair in any respect the other Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and, in the case of the Company, the Spin-Off, and without that right, the other Party would not have entered into this Agreement. Each Party agrees not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by such Party on the basis that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. When seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, a Party will not be required to provide any bond or other security in connection with such injunction or enforcement, and the other Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(c)    No Recourse. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated in accordance with Article VIII, the Company, on behalf of itself and its Affiliates, agrees that none of the Financing Sources or their respective Affiliates and Representatives shall have any Liability or obligation to the Company or its Affiliates relating to this Agreement or the breach, termination or validity thereof or any transactions contemplated by this Agreement except as provided in any definitive agreement related to the Financing to which the Company or one of its Affiliates is a party.

9.9    Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law thereof.

9.10    Consent to Jurisdiction; Venue. Each of the Parties (i) to the fullest extent permitted by Law, irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement or the transactions contemplated hereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law;

(ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Both the Parent and the Company agree that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding Section or subsection of Article III of this Agreement; and (b) any other representations and warranties of the Company that are set forth in Article III of this Agreement, but in the case of this clause (b) only to the extent that the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever and the inclusion of an item relating to the IDI Business, SpinCo Assets or SpinCo Liabilities does not, in and of itself, establish that such item relates to or affects the Company or the business or operations of the Company.

9.13    Parent Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Parent that are set forth in the corresponding Section or subsection of Article IV of this Agreement; and (b) any other representations and warranties of the Parent that are set forth in Article IV of this Agreement, but in the case of this clause (b) only to the extent that the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure. The inclusion of any item in the Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

9.14    Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.15    No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.16    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of both the Parent and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), provided that Section 9.6, Section 9.8(c), Section 9.11 and this Section 9.16 (in each case, together with any related definitions and other provisions of this Agreement to the extent an amendment thereof would serve to modify the substance or provisions of any such Section) shall not be amended in a manner that is adverse to the Financing Sources or any of their respective Affiliates or Representatives without the prior written consent of the applicable Financing Sources.

9.17    Extension; Waiver. At any time and from time to time prior to the Closing, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BLUEFOCUS INTERNATIONAL LIMITED

By:	/s/ He Shen
Name:	He Shen
Title:	Authorized Signatory

COGINT, INC.

By:	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

The schedules to the Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation SK. Set forth below is a listing of the omitted schedules. The Company will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

Schedule I	—	Knowledge of the Company
Schedule II	—	Knowledge of the Parent

Company Disclosure Letter

Section 3.5	Non-Contravention
Section 3.6	Requisite Approvals; Consent
Section 3.7	Company Capitalization
Section 3.8	Subsidiaries
Section 3.9	Company SEC Reports
Section 3.10(c)	Company Financial Statements; Internal Controls; NASDAQ Listing
Section 3.11	No Undisclosed Liabilities
Section 3.12(b)	Absence of Certain Changes
Section 3.13(a)	Material Company Contracts
Section 3.14(a)	Property; Assets
Section 3.16	Company Intellectual Property
Section 3.17	Tax Matters
Section 3.18	Employee Plans
Section 3.19	Labor Matters
Section 3.21	Compliance with Laws
Section 3.22	Legal Proceedings; Orders
Section 3.24	Related Person Transactions
Section 3.25	Brokers
Section 3.26	Anti-Bribery and Anti-Corruption
Section 3.27	Information Technology
Section 3.28	Personal Data; Customer Data
Section 3.30	Customers and Suppliers
Section 5.1	Affirmative Obligations of the Company
Section 5.2	Forbearance Covenants of the Company
Section 6.9(c)	D&O Insurance
Section 6.26(a)	Other Actions

Parent Disclosure Letter

Section 1.1(ttt)	Permitted Acquisitions
Section 1.1(xxx)	Potential Acquisition Target
Section 1.1(uuuu)	TransUnion Settlement Agreement
Section 4.3	Non-Contravention
Section 4.4	Requisite Approvals
Section 4.5	Legal Proceedings; Orders
Section 4.7	Brokers
Section 4.16	Purchase Entirely for Own Account
Section 4.21	Subsidiaries

Section 4.22	Financial Statements; No Undisclosed Liabilities
Section 4.24	Material Holdings Contracts
Section 4.25	Property; Assets
Section 4.27	Intellectual Property
Section 4.28	Tax Matters
Section 4.29	Employee Plans
Section 4.30	Labor Matters
Section 4.32	Compliance with Laws
Section 4.33	Insurance
Section 4.34	Related Party Transactions
Section 4.37	Personal Data; Customer Data
Section 4.38	Customers and Suppliers
Section 5.3	Affirmative Obligations of the Parent
Section 5.4	Forbearance Covenants of the Parent
Section 6.26(b)	Other Actions

Exhibit A-1

Form of Amended and Restated Charter

[Included as Exhibit 3.1 to this Form 8-K]

Exhibit A-2

Form of Amended and Restated Bylaws

[Included as Exhibit 3.3 to this Form 8-K]

Exhibit B

Form of Stockholder Consent

Form of

Written Consent of Stockholders

of Cogint, Inc.

In Lieu of Meeting

Each of the undersigned stockholders (each a “Stockholder”) of Cogint, Inc., a Delaware corporation (the “Company”), having on the date set forth below his, her, or its signature, voting power with respect to that number of shares of common stock, par value $0.0005 per share (the “Company Common Stock”), set forth on Schedule I attached to this Stockholder Consent, hereby irrevocably consents in writing, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware and as authorized by Article 9 of the Certificate of Incorporation of the Company, as amended (including the related resolutions of the Board of Directors of the Company (the “Company Board”) authorizing in advance this action by written consent in lieu of a meeting of the stockholders of the Company), to the following actions and adoption of the following resolutions by written consent in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of September 7, 2017, by and between the Company and BlueFocus International Limited, a private company limited by shares registered in Hong Kong (the “Parent”), a copy of which has been provided to the undersigned Stockholder and is attached hereto as Exhibit A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Business Combination Agreement);

WHEREAS, pursuant to the Business Combination Agreement the Company desires to issue and sell to the Parent, and the Parent desires to subscribe for and purchase from the Company, certain shares of Company Common Stock, for and in consideration of the Parent’s contribution to the Company of (i) all of the issued and outstanding membership interest, shares of capital stock and/or other equity interests of Vision 7 International Inc., a Canadian company (“V7”), We Are Very Social Limited, a limited company domiciled and incorporated in England and Wales (“WAS”), Indigo Social, LLC, a Delaware limited liability company (“Indigo”), and any entity pursuant to which a Permitted Acquisition has been consummated prior to Closing, if any (each, an “Acquisition Entity”), and V7’s, WAS’s, Indigo’s and any Acquisition Entity’s respective Subsidiaries, which may be contributed directly or indirectly through one or more newly formed holding companies directly or indirectly wholly-owned by the Parent that may acquire V7, WAS, Indigo, any Acquisition Entity and/or their respective Subsidiaries prior to the Closing as provided for in the Business Combination Agreement, and (ii) the Cash Consideration, from which the Cash Dividend will be allocated among holders of record of Company Common Stock and certain other securities convertible into or exchangeable or exercisable for Company Common Stock as provided for in the Business Combination Agreement or other documents referenced therein including the Spin-off Agreements, in each case, as of the Record Date, contingent upon the occurrence of the Closing;

WHEREAS, the Business Combination Agreement provides that, as a condition to Closing, the Company will complete the Spin-Off in accordance with the Spin-Off Agreements;

WHEREAS, the Company Board has (i) determined that it is in the best interests of, and fair to, the Company and its stockholders, and declared it advisable, to enter into the Business Combination Agreement and consummate the transactions contemplated therein, including the Transactions; (ii) approved the execution and delivery of the Business Combination Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and conditions set forth therein; (iii) approved and resolved to recommend that the Company Stockholders approve (v) the issuance of the Purchased Shares, (w) the change of control resulting from the issuance of the Purchased Shares, (x) an amendment and restatement to the Certificate of Incorporation in the form attached hereto as Exhibit B to this consent (the “Amended and Restated Charter”) to, among other matters set forth therein, increase the number of shares of authorized Company Common Stock to 400,000,000 shares to provide a sufficient number of shares of Company Common Stock for the issuance of the Purchased Shares, provided that the Amended and Restated Charter shall not be filed or become effective unless and until the Closing Date occurs and immediately before the Closing, (y) the Stock Split Amendment (as defined below) and (z) the 2015 Plan Amendment (as defined below), each pursuant to the Business Combination Agreement (together, the “Voting Matters”); and (iv) authorized by resolution the taking of the foregoing actions of the holders of Company Common Stock by written consent in lieu of a meeting;

WHEREAS, the Company Board has approved, subject to stockholder approval, an amendment to the Amended and Restated Charter in the form attached hereto as Exhibit C, to effect a reverse stock split provided that the Company Board shall have the discretion to determine the range of the reverse stock split within a range of two-to-one and four-to-one and to abandon the reverse stock split altogether (the “Stock Split Amendment”), and provided further that the Stock Split Amendment shall not be filed or become effective unless and until the Closing Date occurs and immediately before the Closing;

WHEREAS, the Company Board, upon the recommendation of the Compensation Committee, has approved, subject to stockholder approval, an amendment to the Company’s 2015 Stock Incentive Plan to increase the number of shares of Company Common Stock reserved for issuance under the Company’s 2015 Stock Incentive Plan by one million shares (1,000,000) shares to a total of thirteen million five hundred thousand (13,500,000) shares of Company Common Stock to allow for certain equity award grants prior to the Closing (the “Incentive Plan Amendment”); and

WHEREAS, pursuant to the Business Combination Agreement, the Company and/or the Parent has the power to terminate the Business Combination Agreement under certain circumstances after the Stockholder Consent is delivered, upon the terms and subject to the conditions set forth in the Business Combination Agreement.

NOW, THEREFORE, BE IT:

RESOLVED, that the Voting Matters and the transactions contemplated thereby are hereby adopted, authorized, and approved in all respects, and that the undersigned Stockholder hereby votes all of the shares of Company Common Stock held by the Stockholder in favor of the Voting Matters and the transactions contemplated thereby; and further

2

RESOLVED, that the Amended and Restated Charter, be and hereby is adopted, authorized, and approved in all respects, with such Amended and Restated Charter to become effective only in connection with and immediately before the Closing; and further

RESOLVED, that the Stock Split Amendment, be and hereby is adopted, authorized, and approved in all respects with such Stock Split Amendment to become effective only in connection with and immediately before the Closing; and further

RESOLVED, that either or both of the Amended and Restated Charter and the Stock Split Amendment may be abandoned by the Company Board in its sole discretion whether before or after stockholder approval thereof; and further

RESOLVED, that the undersigned Stockholder hereby waives any and all notice requirements, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.

This written consent shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting.

[Signature page follows.]

3

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

FROST GAMMA INVESTMENTS TRUST

By:
	Name:	Phillip Frost, M.D.
	Title:	Trustee

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

RYAN SCHULKE

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

RSMC PARTNERS, LLC

By:
	Name:	Ryan Schulke
	Title:	Managing Member

Date:	_

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

OLE POULSEN

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

MATTHEW CONLIN 2017 GRANTOR RETAINED ANNUITY TRUST

By:
	Name:	Matthew Conlin
	Title:	Trustee

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

MATTHEW CONLIN

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

MICHAEL BRAUSER

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

BIRCHTREE CAPITAL, LLC

By:
	Name:	Michael Brauser
	Title:	Manager

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

BSIG LLC

By:
	Name:	Michael Brauser
	Title:	Managing Member

Date:

IN WITNESS WHEREOF, the undersigned Stockholder has executed this written consent effective on the date set forth below.

GRANDER HOLDINGS, INC. 401K

By:
	Name:	Michael Brauser
	Title:	Manager

Date:

Schedule I

Stockholder

Stockholder	Address	Shares of Company Common Stock held of Record	Shares of Company Common Stock held in Street Name
Frost Gamma Investments Trust	Frost Gamma Investments Trust 4400 Biscayne Blvd. 15th Floor Miami, FL 33137 Attn: Veronica Miranda	14,919,061	802,480
Ryan Schulke	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Ryan Schulke	5,827,200	237,337
RSMC Partners, LLC	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Ryan Schulke and Matthew Conlin	2,000,000	0
Matthew Conlin	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Matthew Conlin	4,208,160	169,820
Matthew Conlin 2017 Grantor Retained Annuity Trust	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Matthew Conlin	1,077,040	0
Conlin Family Foundation	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Matthew Conlin	0	20,000
Ole Poulsen	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Ole Poulsen	1,000,000	21,163
Michael Brauser	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Michael Brauser	20,000	302,235
Birchtree Capital, LLC	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Michael Brauser	954,116	419,530

BSIG LLC*	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Michael Brauser	16,259	0
Grander Holdings, Inc. 401K	Cogint, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Michael Brauser	2,030,945	113,700

*	Entity is owned and controlled 50% by Mr. Brauser.

Exhibit A

Business Combination Agreement

[Included as Exhibit 2.1 to this Form 8-K]

Exhibit B

Form of Amended and Restated Charter

[Included as Exhibit 3.1 to this Form 8-K]

Exhibit C

Form of Stock Split Amendment

[Included as Exhibit 3.2 to this Form 8-K]

Exhibit C

Separation and Distribution Agreement

[Included as Exhibit 10.3 to this Form 8-K]

Exhibit D

Tax Matters Agreement

[Included as Exhibit 10.4 to this Form 8-K]

Exhibit E

Employee Matters Agreement

[Included as Exhibit 10.5 to this Form 8-K]

Exhibit F

Form of SpinCo Note

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

$[ ],000,000.00	, 201[7]

1. Maker’s Promise to Pay. For value received, Cogint, Inc., a Delaware corporation (the “Maker”) promises to pay to the order of Red Violet, Inc., a Delaware corporation (“Lender”), its successors, participants or assigns, the principal amount of          MILLION DOLLARS ($        ,000,000.00) (the “Principal”) hereunder, plus interest (the “Interest”) on the Principal as set forth herein.

2. Payments.

2.1 Interest shall accrue on the outstanding Principal of this promissory note (this “Note”), commencing on the second day after the date of this Note, at the applicable federal rate prescribed by the Internal Revenue Service for short term obligations, which shall be added to the outstanding principal balance of this Note on the last business day of each month in arrears, and payable in full together with the outstanding Principal under this Note on the Maturity Date (if not otherwise paid prior to such date).

2.2 The entire unpaid Principal and any accumulated, accrued or unpaid Interest thereon shall be due and payable in full on the date of consummation of the transactions contemplated by that certain Investment Agreement by and between the Maker and BlueFocus International Limited, a private company limited by shares registered in Hong Kong, but in no event prior to the payment in full of all obligations under that certain Credit Agreement, dated December 8, 2015, as amended, by and between Fluent, LLC, a direct wholly owned subsidiary of the Maker, the Maker, certain subsidiaries of the Maker party thereto, the financial institutions party thereto, as lenders, and Whitehorse Finance, Inc., as Administrative Agent (such date, the “Maturity Date”).

2.3 Interest shall be calculated on the basis of a three hundred sixty (360) day year and shall be charged only on the sums advanced from the date of advance to the date of repayment.

2.4 All payments hereunder shall be made in lawful money of the United States of America, in immediately available funds.

3. Application of Payments. So long as no default has occurred in this Note, all payments hereunder shall first be applied to Interest, then to Principal and the remainder to costs. Upon default in this Note, all payments hereunder shall first be applied to costs, then to Interest and the remainder to Principal.

4. Place of Payment. All payments hereunder shall be made to Lender at 2650 North Military Trail, Suite 300, Boca Raton, Florida 33431, Attn:                     , or such other place as Lender may from time to time designate in writing.

5. Default. Maker shall be deemed in default upon the occurrence of any one or more of the following events (“Event(s) of Default”):

5.1 If any payment of Principal, Interest or other sum due hereunder is not paid when due, or if any Event of Default, as such term is defined herein, occurs, or if any obligation of the Maker hereunder is not fully performed after expiration of applicable grace periods; or

5.2 If (i) a petition is filed by or against the Maker and not dismissed within sixty (60) days, seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, or (ii) the Maker seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of itself a substantial part of its properties or (iii) the Maker is “insolvent,” as hereafter defined; or (v) any trustee, receiver or liquidator of the Maker, or of a substantial part of its assets. For purposes of this Paragraph, a person or entity shall be deemed to be insolvent, if he or it is unable to pay its debts as they become due. The Maker shall have a period of thirty (30) days following receipt of written notice from Lender to cure the events described in clauses (ii) through (iv) of this Section 5.2.

6. Remedies Upon Default.

6.1 Upon default of this Note and after expiration of applicable grace periods, if any, the Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued Interest, to be immediately due and payable without notice or demand.

6.2 In addition to payments of Interest and Principal, if there is an Event of Default of this Note, the Lender shall be entitled to recover from the Maker all of the Lender’s costs of collection, including the Lender’s reasonable attorneys’ fees and expenses and paralegals’ fees (whether for services incurred in collection, litigation, bankruptcy proceedings, appeals or otherwise), and all other costs incurred in connection therewith.

7. Waivers. The Maker and any endorsers, sureties, and all others who are or may become liable for the payment hereof jointly and severally: (i) waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, (ii) consent to all extensions of time, renewals, postponements of time of payment of this Note or other modifications hereof form time to time prior to or after the Maturity Date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing, (iii) agree to any the addition or release of any party or person primarily liable hereon, (iv) agree that the Lender shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder or against the security in order to enforce the payment of this Note, and (v) agree that, notwithstanding the occurrence of any of the foregoing (except by the express written release of Lender of any such person), the undersigned shall be and remain, jointly and severally, directly and primarily liable for all sums due under this Note.

8. Submission to Jurisdiction. Maker, and any endorsers, sureties, and all others who are, or who may become, liable for the payment hereof severally, irrevocably and unconditionally (i) agree that any suit, action, or other legal proceeding arising out of or relating to this Note may be brought, at the option of the Lender, in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), or in any other court of competent jurisdiction; (ii) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waive any objection which it or they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

9. Miscellaneous Provisions.

9.1 The term Lender as used herein shall mean any holder of this Note.

9.2 Time is of the essence in this Note.

9.3 The captions of sections of this Note are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth in this Note.

9.4 If any provision or portion of this Note is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Note, and the remaining provisions and portions thereof shall continue in full force and effect.

9.5 This Note may not be amended, extended, renewed or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by an authorized officer of the Lender. Any waiver of any provision hereof shall be effective only in the specific instance and for the specific purpose for which it is given.

9.6 Whenever used in this Note, the singular number shall include the plural, the plural, the singular, and the masculine shall include the feminine and the neuter.

(Signature on following page)

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

MAKER:

COGINT, INC., a Delaware corporation

By:
Name:	Derek Dubner
Title:	Chief Executive Officer

[Signature Page to Spin-Off Promissory Note]

Exhibit G

Illustrative Example of Spreadsheet Calculation

Example Equity Summary at Closing as of 8/25/17

Common Shares[1]	55,242,239
Company RSUs[2]	16,419,684
Common Warrants[3]	2,220,102
Common Options	352,000

Fully-Diluted Total	74,234,025

Selling Source	2,750,000
Fluent Schedule B Commitments Under Current Plan	3,114,000
SpinCo Previous Commitments Under Current Plan	815,000

Fully Diluted Committed	80,913,025

Less Options that expire unexercised as provided by the EMA[4]	(352,000)

Fully Diluted at Closing	80,561,025

[1]	Any shares held in treasury will be excluded from the calculation since these shares are not outstanding.
[2]	Includes unvested Company RSUs and vested Company RSUs where underlying shares have not been delivered.
[3]	Will exclude any shares underlying Company Warrants to the extent any holder perfects any applicable redemption rights, if any, prior to the Closing.
[4]	Assumes for this illustration that Company Options expire unexercised.

Example Shares at Closing as of 8/25/17

Pre-Close	Post-Close
COGT	COGT	BF	Combined
100%	37%	63%	100%
Est. Shares at Closing	COGT Share Count	BF Share Count	Total Share Count
80,561,025	80,561,025	137,171,475	217,732,500